    As filed with the Securities and Exchange Commission on January 30, 1997
                                                       Registration No. 333-9599


                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM SB-2
                                 AMENDMENT NO. 2
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                              GLOBAL OUTDOORS, INC.
                 (Name of small business issuer in its charter)

        Alaska                            4833                  33-0074499
(State or Jurisdiction of      (Primary Standard Industrial  (I.R.S. Employer
Incorporation or Organization)  Classification Code Number)  Identification No.)

43445 BUSINESS PARK DRIVE, SUITE 113, TEMECULA, CALIFORNIA 92590; (909) 699-4749
   (Address and telephone number of principal executive offices and principal place of business)


             Perry T. Massie, President and Chief Executive Officer
43445 Business Park Drive, Suite 113, Temecula, California 92590; (909) 699-4749
            (Name, address and telephone number of agent for service)


                                   Copies to:

                          Richard K. Dickson II, Esq.
                               1100 Quail Street
                                   Suite 114
                        Newport Beach, California  92660
                                 (714) 955-3675

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement under the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

                         CALCULATION OF REGISTRATION FEE

                                                             Proposed maximum       Proposed maximum
        TITLE OF EACH CLASS OF               Amount to be     offering price           aggregate               Amount of
      SECURITIES TO BE REGISTERED             registered       per unit (1)        offering price (1)       registration fee
---------------------------------------     -------------    ----------------      ------------------       ----------------
Units consisting of two shares of
  Common Stock, $.02 par value, and one
  Class F Warrant                              625,000           $ 8.00                $5,000,000.00            $1,724.14
Common Stock, $.02 par value (2) (3)           625,000           $ 5.50                $3,437,500.00            $1,185.35
Selected Broker-Dealers Unit Warrants (4)       37,500           $ .001                $       37.50                   --
Units consisting of two shares of
  Common Stock, $.02 par value, and one

  Class F Warrant (5)                           37,500           $ 9.60                $  360,000.00            $  124.14
Common Stock, $.02 par value (3) (6)            37,500           $ 5.50                $  206,250.00            $   71.12
                                                                                                                ---------
       TOTAL                                                                                                    $3,104.75
                                                                                                                =========

 (1)     Estimated for purposes of computing registration fee.
 (2)     Issuable upon exercise of Class F Warrants.
 (3) Pursuant to Rule 416, an indeterminable number of additional shares of Common Stock are registered hereunder which may be issued, as provided in the Class F Warrants and the Selected Broker-Dealers Unit Warrants, in the event provisions against dilution become operative.
 (4) Issuable to the Selected Broker-Dealers or its designees. Pursuant to Rule 457(g), no separate fees are required to register the Selected Broker Dealers Warrants.
 (5)     Issuable upon exercise of the Selected Broker-Dealers Unit Warrants.
 (6) Represents Common Stock issuable upon exercise of Class F Warrants included in the Selected Broker-Dealers Unit Warrants.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                              GLOBAL OUTDOORS, INC.

     CROSS-REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS OF PART I ITEMS OF FORM SB-2 REGISTRATION STATEMENT.

REGISTRATION STATEMENT ITEMS AND HEADINGS                             LOCATION IN PROSPECTUS
-----------------------------------------                             ----------------------

 1.  Front of Registration Statement and Outside
     Front Cover Page of Prospectus...........................        Facing Page; Cover Page of Prospectus.

 2.  Inside Front and Outside Back Cover Pages
     of Prospectus............................................        Inside Front and Outside Back Cover Pages of
                                                                      Prospectus; Additional Information.

 3.  Summary Information and Risk Factors.....................        Prospectus Summary; Risk Factors.

 4.  Use of Proceeds..........................................        Use of Proceeds.

 5.  Determination of Offering Price..........................        Cover Page of Prospectus; Plan of Distribution.

 6.  Dilution.................................................        Not Applicable.

 7.  Selling Security Holders.................................        Not Applicable.

 8.  Plan of Distribution.....................................        Cover Page of Prospectus; Plan of Distribution.

 9.  Legal Proceedings........................................        Not applicable.

10.  Directors, Executive Officers,
     Promoters and Control Persons............................        Management.

11.  Security Ownership of Certain Beneficial
     Owners and Management....................................        Security Ownership of Certain Beneficial Owners and
                                                                      Management.
12.  Description of Securities................................
                                                                      Description of Securities.
13.  Interest of Named Experts and Counsel....................        Not Applicable.

14.  Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities..............................................        Management -- Limitation of Directors' and Officers' Liability
                                                                      and Indemnification.
15.  Organization Within Last Five Years......................
                                                                      Not Applicable.
16.  Description of Business..................................        Prospectus Summary; Business.

17.  Management's Discussion and Analysis                             Management's Discussion and Analysis of Financial Condition
     or Plan of Operation.....................................        and Results of Operations.

REGISTRATION STATEMENT ITEMS AND HEADINGS                     LOCATION IN PROSPECTUS

18.  Description of Property..............................    Properties.

19.  Certain Relationships and Related
     Transactions.........................................    Management -- Certain Transactions.

20.  Market for Common Equity and Related
     Stockholder Matters..................................    Cover Page of Prospectus; Price Range of Common Stock.

21.  Executive Compensation...............................    Management -- Executive Compensation.

22.  Financial Statements.................................    Selected Financial Data; Index to Financial Statements.

23.  Changes in and Disagreements with Accountants
     on Accounting and Financial Disclosure...............    Not Applicable.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                              SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS DATED JANUARY 30, 1997


                              GLOBAL OUTDOORS, INC.

                                  625,000 UNITS
               EACH UNIT CONSISTING OF TWO SHARES OF COMMON STOCK
                AND ONE CLASS F WARRANT TO PURCHASE COMMON STOCK

    Global Outdoors, Inc. (the "Company") hereby offers 625,000 Units (the "Units"), each Unit consisting of two shares of Common Stock (the "Common Stock") and one redeemable Class F Warrant to purchase one share of Common Stock (the "Warrant" or "Class F Warrant"). The Common Stock and Class F Warrants are immediately detachable and separately transferable. Each Class F Warrant entitles the registered holder thereof to purchase, at any time over a two-year period commencing on the date of this Prospectus, one share of Common Stock at a price of $5.50 per share, subject to certain adjustments. The Class F Warrants are subject to redemption, at any time, by the Company at $.02 per Warrant on 20 days' prior notice. The Company's Common Stock is traded on the Nasdaq Small Cap Market under the symbol "GLRS". On January __, 1997, the closing bid and asked prices for a share of the Company's Common Stock, as reported by Nasdaq, were $________ and $_________, respectively. See "Price Range of Common Stock."



THE UNITS OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING AT PAGE 5 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                               -------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
            THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
              UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      Price to         Underwriting Discounts      Proceeds to
                       Public            and Commissions (1)       Company (2)
Per Unit...........  $     8.00          $     0.80                $      7.20
Total Minimum        $  200,000          $   20,000                $   180,000
    25,000 Units

Total Maximum        $5,000,000          $  500,000                $ 4,500,000
  625,000 Units


 (1) Excludes a non-accountable expense allowance payable to Selected Broker-Dealers, (the "Selected Broker-Dealers") and the value of warrants to be issued to the Selected Broker-Dealers or its designees to purchase up to 37,500 Units (the "Broker-Dealer's Warrants"). The Company has agreed to indemnify the Selected Broker-Dealers against certain liabilities under the Securities Act of 1933, as amended. See "Plan of Distribution."

 (2) Before deducting expenses, other than underwriting discounts and commissions, payable by the Company, estimated to be $250,000 for a maximum offering and $30,000 for a minimum offering, including the Representative's non-accountable expense allowance.

         The Units are being offered severally by the Company and Selected Broker-Dealers on a "best efforts" basis and on all or none basis as to the minimum offering amount. The Selected Broker-Dealers reserve the right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice.

                               -------------------

                      The date of this Prospectus is_____ , 1997

                              [ COLOR PHOTOGRAPHS ]
















     The Outdoor Channel(TM) is a trademark of the Company. This Prospectus also refers to trademarks of companies other than the Company.

                               PROSPECTUS SUMMARY
     The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, the information contained in this Prospectus assumes that there has been no exercise of the Selected Broker-Dealer's Warrants, the Class E
Warrants or outstanding options to purchase shares of Common Stock granted or to be granted under the Company's stock option plan and reflects (i) the two-for-one stock split of the Common Stock effected September 12, 1994 and
(ii) the one-for-twenty reverse stock split of the Common Stock effected
March 4, 1992.

                                   THE COMPANY

     Global Outdoors, Inc. (the "Company" or "Global") owns and operates The Outdoor Channel, the first national television network devoted solely to outdoor activities, such as hunting, fishing, scuba diving and recreational gold prospecting. Launched as a part-time network in June 1993, The Outdoor Channel progressed to a full-time channel in April 1994 and since then has continued to develop its management, programming, distribution and revenue. The Company also owns and operates related businesses which serve the interests of viewers of The Outdoor Channel and other outdoor enthusiasts. These related businesses include, LDMA-AU, Inc. ("Lost Dutchman's"), Gold Prospectors' Association of America, Inc. ("GPAA"), the Trips Division and a 51% interest in American Prospecting Equipment Company ("APEC"). Lost Dutchman's is a national recreational gold prospecting campground club with over 5,000 members and properties in California, Oregon, Alaska, Nevada, Arizona, Colorado, Georgia, North Carolina and South Carolina. Since January 1993, Lost Dutchman's has added five properties and approximately 3,500 members. GPAA is the largest recreational gold prospecting club in the world with approximately 50,000 active members. GPAA also sells products and services related to recreational gold prospecting and is the publisher of the Gold Prospector magazine. American Prospecting Equipment Company markets products related to the recreational prospector. APEC publishes a products catalog which is distributed to members of the GPAA. The Company's Trips Division sponsors unique recreational prospecting trips to Australia and to the Company's 2300 acre camp, located 11 miles west of Nome, Alaska. In February 1995, the Company acquired 100% of GPAA for 2,500,000 shares of Common Stock valued at $8,750,000 and potential Earn Out Shares (See Certain Transactions). At the time of the acquisition, GPAA in addition to its other interests owned The Outdoor Channel. The Company was incorporated in Alaska on October 22, 1984. Effective July 23, 1996, the Company changed its name to Global Outdoors, Inc. from Global Resources, Inc. to better reflect the nature of the Company's business. The Company's NASDAQ trading symbol "GLRS" remained unchanged.

     The Outdoor Channel's programming is offered mainly by means of satellite and through contractual relationships with operators of cable television systems as part of their programming packages. The Company estimates that approximately 65 million households in the United States have cable television and that the home satellite market has attracted another 5 million households. In addition, direct broadcast satellites ("DBSs") provide another potential means for the Company to distribute The Outdoor Channel. The Company believes that The Outdoor Channel can currently be viewed by over 720,000 cable subscribers, 5,000,000 households and businesses that have satellite receivers and by approximately 1,200,000 broadcast households.

     The Company's principal business strategy is to establish a position as a leading provider of entertainment and information programming relating to outdoor activities and to leverage that position as a means to market and sell its products and services. The Company intends to implement this strategy by (i) increasing The Outdoor Channel's carriage on cable television systems, (ii) marketing and selling products and services to other specialty or niche markets,
(iii) increasing advertising revenue and subscriber fees derived from The Outdoor Channel and (iv) increasing the number of recreational activities offered by the Company.

     The Company was incorporated in Alaska on October 22, 1984, and its principal office is located at 43445 Business Park Drive, Suite 113, Temecula, California 92590. Its telephone number is (909) 699-4749. Unless otherwise indicated, all references herein to the "Company" refer to Global Outdoors, Inc., and its wholly-owned subsidiaries, LDMA-AU, Inc., The Outdoor Channel, Inc., Gold Prospectors' Association of America, Inc. and Big M Prospecting Company, Inc.

                                  THE OFFERING

Units offered by the Company.................    625,000 Units consisting of 1,250,000 shares of
                                                 Common Stock and 625,000 Class F Warrants

Common Stock and Class F Warrants
  to be outstanding after the offering.......    5,382,164 shares of Common Stock and 625,000 Class
                                                 F Warrants if the maximum offering is completed(1)

                                                 4,182,164 shares of Common Stock and 25,000 Class F
                                                 Warrants, if the minimum offering is completed

Risk factors.................................    This offering involves a high degree of risk.  See "Risk
                                                 Factors."

Use of proceeds by the Company...............    To upgrade production and broadcasting facilities, fund
                                                 increased advertising and marketing efforts, fund
                                                 acquisition and production of programming for The
                                                 Outdoor Channel, fund acquisition of recreational
                                                 properties, reduce amount drawn on line of credit and
                                                 for working capital and other general corporate
                                                 purposes.   See "Use of Proceeds."
Nasdaq symbol................................    GLRS


 (1) Excludes (i) 75,000 shares of Common Stock issuable upon exercise of the Selected Broker-Dealer's Warrants, (ii) 625,000 shares of Common Stock issuable in the future upon exercise of options granted or to be granted under the Company's stock option plans, (iii) 60,775 shares of Common Stock issuable in the future upon conversion of outstanding shares of Preferred Stock, (iv) 110,984 shares of Common Stock issuable upon exercise of outstanding Class E Warrants and (v) up to 1,500,000 shares of Common Stock issuable to the former shareholders of Gold Prospectors' Association of America, Inc., upon the occurrence of certain events. See "Plan of Distribution;" "Management-- Stock
         Option Plans;" "Management -- Certain Transactions" and "Description of Securities."

                          SUMMARY FINANCIAL INFORMATION
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   YEARS ENDED                NINE MONTHS ENDED
                                                   DECEMBER 31,                 SEPTEMBER 30
                                               1994         1995            1995            1996
                                               ----         ----             ----           ----
STATEMENT OF INCOME DATA:
Net sales                                  $  4,385       $  4,340        $  3,607       $  4,021
Total expenses                                3,699          4,421           3,413          5,500
Net income before income taxes                  685            (80)            194         (1,178)
Net Income                                 $    425       $    (50)       $    120       $   (976)
per common share                           $   0.11       $  (0.01)       $   0.03       $  (0.23)
Weighted average number of shares
     outstanding                              3,938          4,075           4,032          4,310

                                                   DECEMBER 31,               SEPTEMBER 30, 1996
                                               1994          1995           ACTUAL       AS ADJUSTED(1)
                                               ----          ----           ------       --------------


BALANCE SHEET DATA:
Working capital                            $    541       $    840        $    (73)       $ 3,427
Total assets                                  3,614          4,576           4,792          8,292
Long-term debt, net of current portion          181            289           1,017            267
Shareholders' equity                          1,804          2,443           1,432          5,682

---------------
 (1) Adjusted to give effect to the sale by the Company of the maximum offering of 625,000 Units offered hereby at an assumed public offering price of $4.00 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

         This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Discussions containing such forward-looking statements may be found in the material set forth under "Prospectus Summary," Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as within the Prospectus generally. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth below and the matters set forth in the Prospectus generally. Prospective investors should consider carefully the following factors, in addition to the other information contained in this Prospectus, in evaluating an investment in the Units offered hereby.

COMPETITION

         The Outdoor Channel is the first television network devoted solely to outdoor related programming. However, other basic and pay cable television networks, including the Outdoor Life Network and ESPN compete with, or will compete in the future with, The Outdoor Channel for viewers. If these or other competitors, some of which may have substantially greater financial resources than the Company, were to significantly expand their operations with respect to outdoor-related programming or their market penetration, it could have a material adverse effect on the Company. In addition, it is expected that certain technological advances (including the development of digital compression technology, the deployment of fiber optic cable and the "multiplexing" of cable services) will eventually allow cable systems to greatly expand their present channel capacity, which could lead to increased competition from existing or new programming services. See "Business--Competition."

         The Outdoor Channel competes or expects to compete in the future for advertising revenue with the television networks described above, as well as with other national programming services, superstations, broadcast networks, local over-the-air television stations, direct broadcast satellites ("DBSs"), multi-channel, multi-point distribution services, broadcast radio and the print media. The Outdoor Channel also competes or will compete with the television networks described above for subscriber fees from, and affiliation agreements with, cable operators. Furthermore, recent court and Federal Communications Commission (the "FCC") actions have removed certain of the impediments to entry by local telephone companies into the video programming distribution business, and proposals now under consideration may result in the elimination of other impediments. These local telephone companies may distribute programming that is competitive with that provided by the Company to cable operators. See "Business--Competition."

         The growth in advertising revenue of the Company has been caused in part by increases in the number of cable and satellite subscribers receiving The Outdoor Channel. The Company believes, in light of the continued growth in the market penetration of cable television systems (which currently reach only 67% of all television households in the United States), satellites and DBSs, as well as the potential for distribution of The Outdoor Channel via other alternate delivery services to customers not presently served by cable systems, satellite or DBS, that significant opportunities to further increase the number of subscribers exist. However, no assurances can be given that the number of subscribers will grow.

ADVERSE IMPACT OF REGULATION OF CABLE TELEVISION SYSTEMS

         Certain aspects of the operations of cable television systems, including those which carry The Outdoor Channel, are subject to the regulation described below. In 1992, Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"), which provides, among other things, for a "must carry" regime for local broadcast stations (which requires the mandatory carriage of certain broadcast stations and payments by cable operators to other broadcast stations for retransmission of their signals in some instances), for channel positioning rights for certain local broadcast stations, for limits on the size of multiple system operators ("MSOs"), for limits on carriage by cable systems and other video distributors of affiliated program services, for a prohibition on programmers in which cable operators have an "attributable interest" from discriminating between cable operators and their competitors, or among cable operators, and for increased competition in video programming distribution (both within the cable industry and between cable and competing video distributors). In addition, the 1992 Cable Act requires the FCC to establish national guidelines for the rates that cable operators subject to rate regulation may charge for basic cable service and certain other services and to establish guidelines for determining when cable programming may not be provided exclusively to cable system operators. Various cable operators have initiated litigation challenging certain aspects of the 1992 Cable Act. The constitutionality of the basic scheme of rate regulation under the 1992 Cable Act has been upheld by a federal district court, and the FCC's regulation rules were upheld by a federal appeals court in June 1995. The outcome of the balance of this litigation cannot be predicted. However, Congress passed and the President signed in March 1996 the most comprehensive rewrite of telecommunications law since the Communications Act of 1934, reversing or modifying many of the provisions of the 1992 Act. Among other things, the new legislation allows cable and telephone industries into each other's markets and eliminates federal cable rate regulation, immediately for small systems and within three years for large operators. The Company cannot predict whether this new law, possible changes in law or new regulations adopted or to be adopted by the FCC to implement or amend the new law will have a material adverse impact on the cable industry generally and/or the Company's television business. See "Business--Government Regulation."

         In the future, any increased regulation of rates, and in particular the rates for basic cable services, could, among other things, put downward pressure on the rates charged by cable programming services, and affect the ability or willingness of cable system operators to retain The Outdoor Channel on their cable systems. In the event that, in response to any rate regulation, cable system operators implement channel offering structures that require subscribers to affirmatively choose to pay a separate fee to receive The Outdoor Channel (either by itself or in combination with a limited number of other channels), the Company could be materially and adversely affected.

DEPENDENCE ON KEY PERSONNEL

         The Company's success is dependent, in part, upon the continued services of certain key executive officers, including Perry T. Massie, the Company's Chief Executive Officer, President and Chairman of the Board of Directors. The loss of any one of its key executive officers could have a material adverse effect on the Company's results of operations. The continued success of the Company may also be dependent upon its ability to attract and retain highly qualified marketing, sales and other personnel. There can be no assurance that the Company will be able to recruit and retain such personnel. See "Management."

AGREEMENTS WITH PROGRAM CARRIERS

         The success of The Outdoor Channel is highly dependent on its ability to enter into and maintain agreements with program carriers, such as with multiple systems operators ("MSOs") and their affiliate members, for the transmission of The Outdoor Channel to cable television subscribers. Under its current national carriage agreements("MSOs") and carriage agreements with the MSOs' individual cable affiliates, the Company typically offers charter MSOs and their cable affiliates the right to broadcast The Outdoor Channel to their subscribers. The Outdoor Channel has entered into national carriage agreements with approximately 13 of the top 100 MSOs. However, execution of a national carriage agreement with a MSO does not ensure that their affiliate members will carry The Outdoor Channel. Additionally, three of the top ten MSOs together own a competitor to The Outdoor Channel which the Company believes will be an inhibiting influence in obtaining national carriage agreements with such MSOs.

SATELLITE TRANSPONDER ARRANGEMENT

         The Outdoor Channel signal is transmitted to cable television subscribers and satellite dish users via an exclusive, non-protected, non-preemptible (except under catastrophic circumstances) satellite transponder on a domestic communications satellite under a service agreement. "Non-protected" status means that, in the event of transponder failure, The Outdoor Channel's signal will not be automatically transferred to another transponder. In addition, under "catastrophic circumstances," The Outdoor Channel's signal may be preempted by another signal with higher status than The Outdoor Channel's signal, which status is based on the nature of the agreement between the broadcaster and the lessor of the satellite transponder. The Outdoor Channel has never had an interruption in programming due to transponder failure or preemption. There can be no assurance, however, that there will not be an interruption or termination of satellite transmission due to transponder failure or preemption. Such interruption could have a material adverse effect on The Outdoor Channel and the Company.

FUTURE CAPITAL REQUIREMENTS AND UNCERTAINTY OF ADDITIONAL FUNDING

         As of the date of this Prospectus, the Company requires short-term financing of $300,000 to meet its short-term cash flow requirements. In order to meet this need, the Company is reviewing avenues for short-term financing including obtaining collateralized loans from principal shareholders.
Management believes that the Company's existing cash resources and anticipated cash flows from operations, when combined with an offering that raises $1,000,000 in net proceeds, and periodic borrowing under the line of credit, will be sufficient to fund the Company's operations at currently anticipated level for such a funding for the next twelve months. To the extent that such amounts are insufficient to finance the Company's working capital requirements , the Company could be required to seek financing in addition to the $300,000 the Company believes it will require in the short-term. In addition, if the Company raises less than $1,000,000 in net proceeds it will require additional funding within the next twelve months. There can be no assurance that equity or debt financing will be available if needed, or, if available, will be on terms favorable to the Company or its shareholders.

         The Company's future capital requirements will depend on numerous factors, including: the success of the Company's efforts to increase advertising revenues; resources the Company devotes to increasing distribution of The Outdoor Channel and acquiring and producing programming for The Outdoor Channel; and the costs of acquiring additional recreational properties. Accordingly, the Company may be required to seek additional funds through debt or equity financing, and there can be no assurance that such financing will be available on terms satisfactory to the Company, if at all. In addition, the issuance of additional equity securities by the Company could result in substantial dilution to existing shareholders, including those purchasing shares in this offering. The Company's inability to fund its capital requirements could have a material adverse effect on the Company's results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

         Anticipated capital expenditures for 1997, in the event this offering raises the maximum amount, is estimated to be $4,250,000 which is comprised of approximately $750,000 to upgrade its production and broadcasting facilities for The Outdoor Channel, approximately $1,000,000 for funding the production and acquisition of programming for The Outdoor Channel, approximately $750,000 for the acquisition of recreational properties, approximately $500,000 to fund marketing and advertising programs related to The Outdoor Channel, approximately $750,000 for payment on the Company's line of credit and long term debt and approximately $500,000 for working capital. In the event the Company does not raise any money in this offering The Company anticipates no capital expenditures in 1997. The amount of these expenditures will vary depending upon the success of this offering.

VOLATILITY OF STOCK PRICE

         The Company's Common Stock is currently traded on the Nasdaq Small Cap Market which market has experienced and is likely to experience in the future significant price and volume fluctuations, which could adversely affect the price of the Common Stock without regard to the operating performance of the Company. The Company's Common Stock is currently traded on the Nasdaq Small Cap Market and the Company believes factors such as quarterly fluctuations in financial results, failure to meet financial analysts' expectations and developments in the cable-television and outdoor recreational activity industries could contribute to the volatility of the price of its Common Stock, causing it to fluctuate significantly. These factors, as well as general economic conditions such as recessions or high interest rates, may adversely affect the market price of the Common Stock.

CONTROL BY MANAGEMENT

         If the maximum offering amount is sold in this offering, the Company's existing management will beneficially own 55% of the Company's Common Stock . Consequently, the Company's existing management will have the ability to control the election of all the Company's directors and to determine the outcome of most corporate actions submitted to the vote of the Company's shareholders. See "Security Ownership of Certain Beneficial Owners and Management."

REGULATORY AND ENVIRONMENTAL CONSIDERATIONS

         In addition to the regulations applicable to the cable television industry in general, the Company is also subject to various local, state and federal regulations, including, without limitation, regulations promulgated by federal and state environmental, health and labor agencies. The Company's prospecting clubs are subject to various local, state and federal statutes, ordinances, rules and regulations concerning zoning, development and other utilization of its properties. Historically, regulatory compliance by the Company and its customers has not had a material effect on the Company's business or operations. However, changes to or additions to the regulations relating to federal prospecting claims and campground memberships could adversely affect the Company's results of operations. See "Business -- Government Regulation."

BROAD DISCRETION IN APPLICATION OF PROCEEDS

         A substantial portion of the net proceeds of this offering has been allocated for working capital and will be used for such specific purposes as management may determine. Accordingly, management will have broad discretion with respect to the expenditure of substantial portions of the net proceeds of this offering. See "Use of Proceeds."

POSSIBLE ISSUANCE OF PREFERRED STOCK; ANTI-TAKEOVER EFFECT OF ALASKAN LAW

         The Company is authorized to issue up to 10,000,000 shares of preferred stock, par value $.001 per share (the "Preferred Stock"). The Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by the Company's shareholders, and may include voting rights, preferences as to dividends and liquidation, conversion and redemption rights, and sinking fund provisions as determined by the Board of Directors. Although the Company has no present plans to issue any shares of Preferred Stock in addition to the 60,775 outstanding shares of 10% Convertible Preferred Stock, which have no voting rights nor any liquidation preference over the Common Stock, the issuance of any additional shares of Preferred Stock in the future could affect the rights of the holders of Common Stock and thereby reduce the value of the Common Stock. In particular, specific rights granted to future holders of Preferred Stock could be used to restrict the Company's ability to merge with or sell its assets to a third party, thereby preserving control of the Company by its present owners. These provisions, together with certain provisions of Alaskan law, may also have the effect of delaying or preventing changes in control or management of the Company which could adversely affect the market price of the Company's Common Stock. See "Description of Securities."

ABSENCE OF DIVIDENDS

         The Company has never paid any cash dividends on shares of its Common Stock and does not anticipate that it will pay dividends in the foreseeable future. The Company intends to apply any earnings to fund the development of its business. See "Dividend Policy."

SHARES ELIGIBLE FOR FUTURE SALE

         Future sales of shares by existing shareholders could lead to a decline in the market price of the Company's Common Stock. In addition to the 1,250,000 shares contained in the Units offered hereby, all of the shares of Common Stock currently outstanding are available for immediate sale in the public market as of December 31, 1996, other than (i) a total of 3,589,133 shares of Common Stock that may be sold in compliance with Rule 144 under the Securities Act of 1933, as amended (the "Securities Act") at various times.

POSSIBLE DILUTIVE EFFECT OF OUTSTANDING OPTIONS AND WARRANTS

         As of December 31, 1996, there were 900,000 shares of Common Stock reserved for issuance upon exercise of outstanding stock options granted and available for grant under the Company's stock options plans. Of such reserved shares, there were 523,000 shares of Common Stock reserved for issuance upon the exercise of stock options outstanding under the Company's stock option plan at exercise prices ranging from $2.25 to $4.00 per share, of which options to purchase 517,000 shares are currently exercisable. An additional 383,000 shares of Common Stock are reserved for issuance upon the exercise of options available for future grant under such plans. In addition, 110,984 shares of Common Stock are reserved for issuance upon the exercise of the Class E Warrants at an exercise price of $5.50 per share; 625,000 shares of Common Stock are reserved for issuance upon exercise of the Class F Warrants at an exercise price of $5.50 per share, if the maximum offering amount is sold in this offering; and 37,500 shares of Common Stock are reserved for issuance upon the exercise of the Selected Broker-Dealers' Warrants. Furthermore, 1,500,000 shares of Common Stock are reserved for issuance of Earn Out Shares to the former shareholders of GPAA. To the extent the trading price of Common Stock at the time of exercise of any such options or warrants exceeds the exercise price, such exercise will have a dilutive effect on the Company's shareholders. See "Shares Eligible for Future Sale," "Description of
Securities" and "Management-Certain Transactions."

IMPORTANT FACTORS RELATED TO FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

         This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. These forward-looking statements include plans and objectives of management for future operations including plans and objectives relating to The Outdoor Channel's distribution, programming, marketing, business strategy and competition. These forward-looking statements also include plans and objectives of management relating to the Company's other businesses including Lost Dutchman's, GPAA and the Trips Division. These forward-looking statements include or relate to the ability of The Outdoor Channel to (i) command subscriber fees in the future, (ii) continue to obtain distribution, (iii) attract advertisers, (iv) increase product sales and services through marketing and (v) have a competitive advantage over other programming services. These forward-looking statements also include or relate to the ability of Lost Dutchman's, GPAA and the Trips Divisions to (i) market their products and services and (ii) to have a competitive advantage over their competition.

         The forward-looking statements included herein are based on current expectations that involve a number of risks and uncertainties. These forward-looking statements are based on assumptions that The Outdoor Channel will (i) continue to obtain acceptance by viewers, MSOs and local operators,
(ii) be perceived by advertisers as a worthwhile medium to place significant advertising dollars and (iii) be an important avenue for sales of Company products and services. These expectations could be materially different due to the following factors. It is possible that other channels could be considered superior to The Outdoor Channel to the degree that significant distribution of The Outdoor Channel and attraction of advertisers is inhibited. Other direct competitors to The Outdoor Channel's programming could launch channels. The Outdoor Channel could be precluded from distribution based upon the absence of business relationships with owners of MSOs and other channels. The Outdoor Channel could lose a competitive advantage if it does not obtain additional financing. The forward-looking statements are also based on the assumptions that Lost Dutchman's, GPAA and the Trips Division will (i) continue to increase the sales of their products and services and (ii) maintain competitive advantages. These expectations could be materially different due to the following factors. Lost Dutchman's may not be able to continue to attract members who prefer a rustic hands on campground experience. The Company may reach a limit as to the number of persons who would like to join recreational gold mining clubs such as Lost Dutchman's and GPAA. Other forms of recreation may become more attractive than the Company's gold prospecting clubs and prospecting trips.

         In general the Company may not accurately forecast market demand and the assumption that there will be no material adverse change in the Company's operations or business may be incorrect. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond control of the Company.

                                 USE OF PROCEEDS

         The net proceeds to the Company from the sale of the Units offered by it hereby, assuming a public offering price of $8.00 per Unit and after deducting underwriting discounts and estimated offering expenses are estimated to be approximately $4,250,000, if the maximum offering amount is sold. If the minimum offering amount is sold the net proceeds are estimated to be $150,000.

         If the maximum offering amount is sold, the Company anticipates that it will use approximately $500,000 to fund marketing and advertising programs related to The Outdoor Channel, $750,000 of the net proceeds of this offering to upgrade its production and broadcasting facilities, approximately $1,000,000 for funding the production and acquisition of programming for The Outdoor Channel, approximately $750,000 for the acquisition of recreational properties and approximately $750,000 for payment on the Company's line of Credit. The balance of the net proceeds are expected to be used for working capital and general corporate purposes. If the minimum offering amount is sold the net proceeds are expected to be used for working capital and general corporate purposes.

         The Company has not determined the exact amounts it plans to expend on each of such uses or the timing of such expenditures. The amounts actually expended for each such use, if any, are at the discretion of the Company and may vary significantly depending upon a number of factors, including future revenue growth, the amount of cash generated by the Company's operations, and changing competitive conditions. See "Risk Factors -- Broad Discretion in Application of Proceeds." Pending their use as set forth above, the net proceeds of this offering will be invested in United States government or governmental agency securities or short-term insured certificates of deposit.

                           PRICE RANGE OF COMMON STOCK

         The Company's Common Stock is currently traded on the Nasdaq Small Cap Market under the symbol "GLRS." The following table sets forth for the quarters indicated the reported high and low closing sales prices as reported by Nasdaq.

                                                                   High              Low
                                                                   ----              ---
         YEAR ENDED DECEMBER 31, 1994:

         1st Quarter.................................         $    4.25         $   3.00
         2nd Quarter.................................              4.00             2.50
         3rd Quarter.................................              4.00             2.25
         4th Quarter.................................              5.00             2.50

         YEAR ENDED DECEMBER 31, 1995:

         1st Quarter.................................         $    4.88         $   3.75
         2nd Quarter.................................              5.00             4.12
         3rd Quarter.................................              4.75             3.12
         4th Quarter.................................              5.75             3.50

         YEAR ENDED DECEMBER 31, 1996:

         1st Quarter.................................         $    5.75         $   4.62
         2nd Quarter.................................              5.50             3.75
         3rd Quarter.................................              5.00             3.75
         4th Quarter.................................              5.00             1.75

         YEAR ENDED DECEMBER 31, 1997:
         1st Quarter (through January 17, 1997)......         $    2.62         $   1.62

         On December 31, 1996 there were four broker-dealers publishing quotes for the Common Stock. As of December 31, 1996, there were approximately 890 holders of record of the Company's Common Stock.

                                 DIVIDEND POLICY

         The Company has never paid any cash dividends on its Common Stock and does not anticipate that it will pay dividends in the foreseeable future. The Company intends to apply any earnings to the development and expansion of its business.

                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company at September 30, 1996 and as adjusted to reflect the receipt of the net proceeds from the sale of the maximum offering amount of 625,000 Units offered hereby by the Company at an assumed public offering price of $8.00 per Unit.


                                                                                NINE MONTHS ENDED
                                                                                SEPTEMBER 30, 1996
                                                                            -------------------------
                                                                             ACTUAL       AS ADJUSTED
                                                                            --------      -----------
                                                                              (DOLLARS IN THOUSANDS)
Long-term debt (less current portion)                                       $ 1,017        $   267
Shareholders' equity:
   Preferred stock, $.001 par value:
         10,000,000 shares authorized, 60,875 issued and outstanding             --             --
   Common stock, $.02 par value:
         10,000,000 shares authorized, 4,119,264 shares issued and
         outstanding 5,369,264 shares issued and outstanding
         as adjusted (1)                                                         82            107
   Additional paid-in capital                                                 2,869          7,094
   Less stock subscriptions receivable                                         (221)          (221)
   Retained earnings                                                         (1,298)        (1,298)
                                                                            -------        -------
                     Total shareholders' equity                               1,432          5,682
                                                                            -------        -------

                                                 Total capitalization       $ 2,449        $ 5,949
                                                                            =======        =======


---------------------

 (1) Excludes (i) 75,000 shares of Common Stock issuable upon exercise of the Selected Broker-Dealers' Warrants; (ii) 900,000 shares of Common Stock issuable in the future upon exercise of options granted or to be granted under the Company's stock option plans; (iii) 60,775 shares of Common Stock issuable in the future upon conversion of outstanding shares of Preferred Stock; (iv) 110,984 shares of Common Stock issuable upon exercise of outstanding Class E Warrants and (v) up to 1,500,000 shares of Common Stock issuable to the former shareholders of Gold Prospectors' Association of America, Inc., upon the occurrence of certain events. See "Management--Stock Option Plans;" "Management-- Certain Transactions;" "Plan of Distribution" and "Description of Securities."

                             SELECTED FINANCIAL DATA

         The selected financial data set forth below as of and for each of the three years in the period ended December 31, 1995 and for the nine months ended September 30, 1996 and 1995 have been derived from the Financial Statements of the Company and its subsidiaries and should be read in conjunction with the Financial Statements (including the notes thereto) included elsewhere herein and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" also included elsewhere herein.

                          SUMMARY FINANCIAL INFORMATION
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     YEARS ENDED                 NINE MONTHS ENDED
                                                    DECEMBER 31,                    SEPTEMBER 30
                                                  1994           1995          1995           1996
                                                  ----           ----          ----           ----
STATEMENT OF INCOME DATA:
Net sales ..............................      $  4,385       $  4,340        $  3,607       $  4,021
Total expenses .........................         3,699          4,421           3,413          5,500
Net income before income taxes .........           685            (80)            194         (1,178)
Net Income .............................      $    425       $    (50)       $    120       $   (976)
per common share .......................      $   0.11       $  (0.01)       $   0.03       $  (0.23)
Weighted average number of shares
     outstanding .......................         3,938          4,075           4,032          4,310

                                                      DECEMBER 31,              SEPTEMBER 30, 1996
                                                  1994          1995           ACTUAL       AS ADJUSTED(1)
                                                  ----          ----           ------       --------------

BALANCE SHEET DATA:
Working capital ........................      $    541       $    840        $    (73)       $ 3,427
Total assets ...........................         3,614          4,576           4,792          8,292
Long-term debt, net of current portion .           181            289           1,017            267
Shareholders' equity ...................         1,804          2,443           1,432          5,682

-------------

 (1) Adjusted to give effect to the sale by the Company of the maximum offering of 625,000 Units offered hereby at an assumed public offering price of $4.00 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following information includes forward-looking statements, the realization of which may be impacted by certain factors discussed under "Risk
Factors-Important Factors Related to Forward-Looking Statements and Associated Risks."

GENERAL

         Global Outdoors, Inc. (the "Company" or "Global") owns and operates The Outdoor Channel, the first national television network devoted solely to outdoor activities, such as hunting, fishing, scuba diving and recreational gold prospecting. The Company also owns and operates related businesses which serve the interests of viewers of The Outdoor Channel and other outdoor enthusiasts. These related businesses include, LDMA-AU, Inc. ("Lost Dutchman's"), Gold Prospectors' Association of America, Inc. ("GPAA") and the Trips Division. Lost Dutchman's is a national recreational gold prospecting campground club with over 5,000 members and properties in California, Alaska, Oregon, Nevada, Arizona, Colorado, Georgia, South Carolina and North Carolina GPAA is the largest recreational gold prospecting club in the world with approximately 50,000 active members. GPAA also sells products and services related to recreational gold prospecting and is the publisher of the Gold Prospector magazine. Prior to being a wholly-owned subsidiary of the Company, GPAA was an affiliated company which owned the Outdoor Channel. As discussed below, the Company acquired 100% of the stock of GPAA in February 1995. The Company's Trips Division sponsors unique recreational prospecting trips to Australia and to the Company's 2300 acre camp, located 11 miles west of Nome, Alaska. Global started a new products division in 1995 called "American Prospecting Equipment Company" and owns a 51% interest therein.

         The Company has been selling its GPAA club memberships since its incorporation in 1984. From 1968 to 1984, GPAA memberships were sold by the proprietorship owned by the Company's founders. GPAA membership sales took a marked upswing in 1992 in conjunction with the airing of the "Gold Prospector Show," a show the Company has owned and produced since 1990. During 1992, the "Gold Prospector Show" was broadcast on various television and cable channels, for which the Company purchased air time. In 1993, GPAA launched The Outdoor Channel and, since then, broadcasts of the "Gold Prospector Show" and related sales of GPAA memberships have occurred almost exclusively on The Outdoor Channel. The Company intends that The Outdoor Channel be used as the primary vehicle to promote the Company's services and products and anticipates that it will be the major factor in the future growth of GPAA, Lost Dutchman's and the Trips Division.

         On February 10, 1995, Global acquired 100% of the stock of GPAA in exchange for 2,500,000 shares of its Common Stock and potential Earn Out Shares (See "Certain Transactions"). For accounting purposes, the assets of GPAA are recorded at their historical cost basis in a manner similar to a pooling of interest. The financial statements included herein and discussed below have been restated to effect the pooling of interests between the Company and GPAA as of January 1, 1992.

         Although The Outdoor Channel is not aligned with any sizable entertainment or cable company, as are many emerging channels, it has to date achieved substantial visibility in the cable industry. The Company is committed to converting visibility for The Outdoor Channel's programming into greater distribution into cable households. Greater distribution will allow the Company to charge higher advertising rates, command subscriber fees from cable affiliates, attract more advertisers and receive greater revenues for the Company's products.

         Christopher B. Forgy has joined the Company as President and Chief Executive Officer of The Outdoor Channel. Mr. Forgy is a recognized and highly regarded cable television executive. From 1989 to 1995, he was Senior Vice President of Marketing, Sales and Programming for Times Mirror Cable Television. He is Past Chairman of the Cable Television Administration and Marketing Society
(CTAM), the cable industry's professional association of marketers, with some 5,000 national members. He has also served on the boards of directors of the Cabletelevision Advertising Bureau (CAB), the National Association of Minorities in Cable, the NAMIC Foundation and Pay Per View Holding Company, Inc., which owns and operates the Viewer's Choice networks. It is anticipated that Mr. Forgy will have a major impact on The Outdoor Channel and Company as a whole.

         In April 1996, The Outdoor Channel executed a media placement agreement with Frederiksen Television, Inc. for the placement of direct response programming on The Outdoor Channel, primarily during off hours. That agreement was renegotiated in July 1996 with the Company now anticipating revenues from the contract in the range of $30,000 to $40,000 per month. In April 1996, The Outdoor Channel signed an advertising agreement with Honda Corporation.

         In May 1996, the Company hired James E. Crawford as Vice President for Sales and Marketing for The Outdoor Channel. Mr. Crawford is also a recognized cable television executive. From October 1995 to April 1996, he was the Director of Affiliate Sales Western Division for Outdoor Life Network, a competitor of The Outdoor Channel, and for Speedvision Network. Mr. Crawford was instrumental in Outdoor Life's sales and marketing from that network's inception.

         A primary objective of the Company is to obtain distribution for The Outdoor Channel. To accomplish this objective the Channel seeks to sign national carriage agreements with multiple systems operators ("MSOs") and thereafter carriage agreements with the MSOs' individual cable affiliates. The Company's efforts to obtain distribution for The Outdoor Channel to date have largely been focused on areas where there are the greatest number of outdoor enthusiasts, mainly in rural areas of the United States. In 1996, the Company has entered into national carriage agreements with approximately 13 of the top 100 MSOs in the United States, including TCA Cable, the 18th largest MSO ,with over 600,000 subscribers; TW Fanch, the 20th largest MSO, with over 500,000 subscribers; Rifkin & Associates, the 26th largest MSO, with approximately 350,000 subscribers; Tele-Media, the 28th largest MSO, with approximately 300,000 subscribers; and Service Electric Cable Television, the 29th largest MSO, with approximately 300,000 subscribers. The Company has been launched on additional cable systems without signed national carriage agreements and is in active negotiations with such systems including Tele-Communications, Inc., the largest MSO in the country. In addition, the Company is in active negotiations with many other cable operators. The Company believes that it will be able to enter into more affiliation agreements in the future as a result of increased installation of new cable distribution systems and the expected significant expansion of channel capacity of existing cable systems. The Company intends to continue its promotional activities, such as attending regional and local cable trade shows, in order to increase cable industry awareness of The Outdoor Channel.

         In September 1996, The Outdoor Channel executed an agreement retaining MediaAmerica, Inc. as the exclusive national advertising sales representative for The Outdoor Channel. After a ramp up period, the Company believes that MediaAmerica could bring net revenues in excess of $100,000 per month in the second quarter of 1997, with the potential to increase thereafter.

         The Company added the Vein Mountain Camp to its Lost Dutchman's holdings in February 1996. The Vein Mountain Camp is located in West Central North Carolina approximately 7 miles from the town of Marion. The Camp consists of 130 deeded acres located in the middle of North Carolina's motherlode. Between 1829 and 1830, seven pound nuggets were reported to have been taken from the property. During the same era a 28 pound nugget and 200 pound mass of gold and quartz were reported to have been taken within several miles of the property. There are presently no improvements on the property. There is camping for up to 250 self-contained recreational vehicles. The Company will seek to add additional properties to Lost Dutchman's in 1997.

         The Company conducted the final closing of a private placement in January 1996. The private placement consisted of the sale of Units at a price of $7.50 per Unit, each made up of two (2) shares of Common Stock and one (1) Class E Warrant to purchase Common Stock. A total of 110,984 Units were sold for $832,380. Net proceeds to the Company were approximately $700,000.


         Effective January 20, 1997, the Company restated its financial statements to among other matters, recognize revenue from its Lost Dutchman's sales on a straight line basis over ten years and eliminate barter advertising revenue. This restatement resulted in a substantial reduction of revenue, income, assets and equity for the Company. The financial statements herein and all matters related thereto reflect this restatement. (See financial statements following "Index to Financial Statements")

COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 1996 AND SEPTEMBER 30, 1995

         Revenues. The Company's revenues include revenues from advertising fees, GPAA and Lost Dutchman's membership sales, product sales and the Trips Division sales. Advertising fees result from the sale of advertising time on The Outdoor Channel and from advertising space in publications such as the Gold Prospector magazine. Revenues for the nine months ended September 30, 1996 were $4,021,083, an increase of $414,510 or 11%, compared to revenues of $3,606,573 for the nine months ended September 30, 1995. This increase was primarily the result of increases in two items of revenue. Advertising revenue increased substantially to $520,648 for the nine months ended September 30, 1996 compared to $296,662 for the nine months ended September 30, 1995, due primarily to an increase in advertising revenue at The Outdoor Channel. Membership sales was $2,652,324 for the nine months ended September 30, 1996 compared to a like amount of $2,603,623 for the nine months ended September 30, 1995. Revenues from the Trips Division was up notably at $828,901 for the nine months ended September 30, 1996 compared to $656,161 for the nine months ended September 30, 1995. Despite management devoting significant time and resources to increasing distribution and revenues for The Outdoor Channel, in the first nine months of 1996, the Company increased its sales for the Alaska Trip and kept revenue nearly the same for Lost Dutchman's and other membership sales.

         Expenses. Expenses consist primarily of the cost of the Company's satellite transponder and uplink facilities, programming, advertising and promotion, sales and administrative salaries, office expenses and general overhead. Expenses for the nine months ended September 30, 1996 were $5,499,991, a very significant increase of $2,087,132, or 61%, compared to $3,412,859 for the nine months ended September 30, 1995. This increase was predominately due to major increases in three items and increases in several other items. Compensation and Related Payroll Costs increased substantially to $1,050,501, an increase of $427,054 for the nine months ended September 30, 1996, compared to $623,447 for the nine months ended September 30, 1995. This increase was due to the cumulative addition of executive, sales and administrative personnel for The Outdoor Channel during the period after September 30, 1995. Advertising increased during the nine months ended September 30, 1996, primarily due to increased in transponder and uplink costs for The Outdoor Channel and promotion in conjunction with management's focus on increasing visibility of The Outdoor Channel. Advertising was $1,219,652 for the nine months ended September 30, 1996, an increase of $342,356, compared to $877,296 for the nine months ended September 30, 1995. The Company's "Gold Prospecting Show" which was produced for airing on The Nashville Network ("TNN") commencing January 1996 was popular with viewers. However, production and airing costs per show were approximately $43,000. Due to the lack of immediate commercial success, the Company decided to devote its resources to other aspects of the Company's business with the show ending its run on TNN in May 1996, resulting in a $574,700 loss to the Company for the nine months ended September 30, 1996. There was no comparable item in this category for the nine months ended September 30, 1995. There were also significant increases in Postage and Delivery, Professional Services, Shows and Seminars and Telephone and utilities which increases were in the range of approximately $75,000 to $100,000 for each item. These increases were also primarily due to increased activity at The Outdoor Channel.

         Income Before Income Taxes. Income before income taxes decreased as a percentage of revenues from 5% for the nine months ended September 30, 1995 to
(37)% for the nine months ended September 30, 1996. Although revenues increased modestly for the nine months ended September 30, 1996, compared to the nine months ended September 30, 1995, income before income taxes was affected primarily by the very substantial increase in expenses discussed above.

         Income Tax Expense. Income tax expense for the nine months ended September 30, 1996 was $(502,829) which was substantially less than $73,611 for the nine months ended September 30, 1995, due to the Company providing for a loss for the first nine months of 1996 as compared to a gain for 1995.

COMPARISON OF YEARS ENDED DECEMBER 31, 1995 AND DECEMBER 31, 1994

         Revenues. The Company's revenues include revenues from advertising fees, GPAA and Lost Dutchman's membership sales, and the Trips Division. Advertising fees result from the sale of advertising time on The Outdoor Channel and from advertising space in publications such as the Gold Prospector magazine. Revenues for the year ended December 31, 1995 were $4,340,967, a marginal decrease compared to revenues of $4,385,102 for the year ended December 31, 1994. This was due to offsetting results in certain items. Advertising increased substantially to $449,054 for the year ended December 31, 1995, compared to $338,240 for the year ended December 31, 1994, due primarily to an increase in advertising revenue at The Outdoor Channel. Membership sales increased modestly to $3,157,971 for the year ended December 31, 1995, compared to $2,967,758 for the year ended December 31, 1994. Revenues from the Trips Division decreased significantly to $673,161 for the year ended December 31, 1995 from $981,671 for the year ended December 31, 1994. Because management has been devoting substantial time and resources to increasing distribution and revenues for The Outdoor Channel, revenues from other divisions have decreased or not changed significantly.

         Expenses. Expenses consist primarily of the cost of the Company's satellite transponder and uplink facilities, programming, advertising and promotion, sales and administrative salaries, office expenses and general overhead. Expenses for the year ended December 31, 1995 were $4,421,446, an increase of $722,246, or 20%, compared to $3,699,200 for the year ended December 31, 1994. This increase was predominately due to increases in specific areas. Compensation and related payroll costs increased to $825,874 for the year ended December 31, 1995, compared to approximately $587,643 for the year ended December 31, 1994. This increase was due to the addition of sales and administrative personnel for The Outdoor Channel during the year ended December 31, 1995. Advertising and promotion increased during the year ended December 31, 1995, primarily due to increased promotion in conjunction with management's focus on increasing visibility of The Outdoor Channel. Advertising and promotion was $1,058,988 for the year ended December 31, 1995, compared to $641,814 for the year ended December 31, 1994.

         Income Before Income Taxes. Income before income taxes decreased as a percentage of revenues from 16% for the year ended December 31, 1994 to (2)% for the year ended December 31, 1995. Although revenues remained nearly the same for the year ended December 31, 1995, compared to the year ended December 31, 1994, income before income taxes was affected primarily by an increase in expenses resulting from increased promotion of The Outdoor Channel as well as increased employee and signal transmission costs.

         Income Tax Expense. Income tax expense for the year ended December 31, 1995 was $(30,582), a decrease of $291,225, or 112%, compared to $260,643 for the year ended December 31, 1994. This was due to a decrease in net income.

LIQUIDITY AND CAPITAL RESOURCES

         With the exception of a private placement of Common Stock completed in January 1996 and its revolving line of credit, the Company has financed its activities in the last five years with cash flows from operations. The private placement raised gross proceeds of $832,380. Net proceeds to the Company were approximately $700,000. The private placement consisted of the sale of Units at a price of $7.50 per Unit, each made up of two (2) shares of Common Stock and one (1) Class E Warrant to purchase Common Stock. A total of 110,984 Units were sold.

         On February 10, 1995, Global acquired 100% of the stock of GPAA in exchange for 2,500,000 shares of its Common Stock (the "Acquisition"). The Acquisition agreement provides for the issuance of up to an additional 1,500,000 shares of Common Stock of Global to the former shareholders of GPAA if GPAA achieves certain earnings or valuation milestones. For purposes of the Acquisition, the value of the Global Common Stock was deemed to be $3.50 per share with the initial total acquisition cost being $8,750,000. For accounting purposes, the assets of GPAA are recorded at their historical cost basis in a manner similar to a pooling of interest.

         The Company utilized cash from operations of $436,591 in 1995, compared to generating cash of $364,000 in 1994 and had a cash balance of $458,448 at December 31, 1995, which was an decrease of $306,665 from the balance of $765,113 at December 31, 1994. Current assets increased to $1,439,325 compared to $1,116,402 in 1994. Current liabilities increased to $598,924 for 1995 compared to $574,737 for 1994. Net working capital increased to $840,031 in 1995, compared to $541,665 in 1994. The Company generated sufficient cash in 1994 and 1995 to acquire the Arctic Creek property in Alaska for $125,000 in cash, make a $50,000 down payment on the Stanton property in Arizona, make $100,000 down payment on the Oconee property in South Carolina and make transponder and "Gold Prospecting Show" deposits in 1995, of $270,000 and $363,436, respectively. These deposits significantly diminished the Company's cash reserves. The Company drew on its $500,000 credit line for the first time in the fall of 1995.

         As of September 30, 1996, the Company had a $750,000 revolving line of credit with Wells Fargo Bank, $328,061 of which was outstanding. The line of credit bears interest at 9.25%. In September 1996, the Company converted $450,000 of its bank line of credit to a long term loan from said bank bearing interest at 9.75% with $12,500 in principal payable monthly and interest on the balance payable monthly. The line of credit and loan are unsecured but are personally guaranteed by Perry T. Massie, Thomas H. Massie and a major shareholder.

         As of September 30, 1996, the Company had four notes payable to individuals, with balances outstanding as of that date of $63,938, $91,344, $98,318 and $200,000. The first three notes bear interest rates that range from 8% to 9.5% and are due in August 1998, April 1997 and January 2001, and in respectively. The fourth note bears interest at 7.5% with principal payments of $50,000 due April 1997 and thereafter every January commencing in 1998.

         The discontinued "Gold Prospecting Show" aired on TNN utilized significant amounts of available cash in 1995 and the first quarter of 1996 but will not require any additional expenditures. The Outdoor Channel has used a significant portion of the Company's cash resources with transponder and uplink costs increasing to $125,000 per month commencing December 1, 1995, from the previous monthly cost of $85,000 from April 1995 through November 1995, and $60,000 from April 1994 through March 1995.

         Anticipated capital expenditures for 1997, in the event this offering raises the maximum amount, is estimated to be $4,250,000 which is comprised of approximately $750,000 to upgrade its production and broadcasting facilities for The Outdoor Channel, approximately $1,000,000 for funding the production and acquisition of programming for The Outdoor Channel, approximately $750,000 for the acquisition of recreational properties, approximately $500,000 to fund marketing and advertising programs related to The Outdoor Channel, approximately $750,000 for payment on the Company's line of credit and long term debt and approximately $500,000 for working capital. In the event the Company does not raise any money in this offering The Company anticipates no capital expenditures in 1997. The amount of these expenditures will vary depending upon the success of this offering.

         As of the date of this Prospectus, the Company requires short-term financing of $300,000 to meet its short-term cash flow requirements. In order to meet this need, the Company is reviewing avenues for short-term financing including obtaining collateralized loans from principal shareholders.
Management believes that the Company's existing cash resources and anticipated cash flows from operations, when combined with the net proceeds of an offering that raises $1,000,000 in net proceeds, and periodic borrowing under the line of credit, will be sufficient to fund the Company's operations at currently anticipated level for such a funding for the next twelve months. To the extent that such amounts are insufficient to finance the Company's working capital requirements , the Company could be required to seek financing in addition to the $300,000 the Company believes it will require in the short-term. In addition, if the Company raises less than $1,000,000 in net proceeds it will require additional funding within the next twelve months. There can be no assurance that equity or debt financing will be available if needed, or, if available, will be on terms favorable to the Company or its shareholders. Significant dilution may be incurred by present shareholders as a result of any such financing.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

         In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of." The Company has adopted SFAS No. 121. SFAS No. 121 establishes recognition and measurement criteria for impairment losses when the Company no longer expects to recover the carrying value of a long-lived asset. The effect on the consolidated financial statements of adopting SFAS was not material.

         In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." The accounting or disclosure requirements of this statement are effective at the Company's fiscal year-ended 1996. It is currently anticipated that the Company will continue to account for stock-based compensation using Accounting Principles Board Opinion No. 25 and the impact of SFAS 123 has not yet been determined.

                                    BUSINESS

The following information includes forward-looking statements. Actual results could differ materially. See "Risk Factors-Important Factors Related to Forward-Looking Statements and Associated Risks."

GENERAL

         Global Outdoors, Inc. (the "Company" or "Global") owns and operates The Outdoor Channel, the first national television network devoted solely to outdoor activities, such as hunting, fishing, scuba diving and recreational gold prospecting. Launched as a part-time network in June 1993, The Outdoor Channel progressed to a full-time channel in April 1994 and since then has continued to develop its management, programming, distribution and revenue. The Company also owns and operates related businesses which serve the interests of viewers of The Outdoor Channel and other outdoor enthusiasts. These related businesses include, LDMA-AU, Inc. ("Lost Dutchman's"), Gold Prospectors' Association of America, Inc. ("GPAA"), the Trips Division and a 51% interest in American Prospecting Equipment Company ("APEC"). Lost Dutchman's is a national recreational gold prospecting campground club with over 5,000 members and properties in California, Oregon, Alaska, Nevada, Arizona, Colorado, Georgia, North Carolina and South Carolina. Since January 1993, Lost Dutchman's has added five properties and approximately 3,500 members. GPAA is the largest recreational gold prospecting club in the world with approximately 50,000 active members. GPAA also sells products and services related to recreational gold prospecting and is the publisher of the Gold Prospector magazine American Prospecting Equipment Company markets products related to the recreational prospector. APEC publishes a products catalog which is distributed to members of the GPAA. The Company's Trips Division sponsors unique recreational prospecting trips to Australia and to the Company's 2300 acre camp, located 11 miles west of Nome, Alaska. In February 1995, the Company acquired 100% of GPAA for 2,500,000 shares of Common Stock valued at $8,750,000 and potential Earn Out Shares (See Certain Transactions). At the time of the acquisition, GPAA in addition to its other interests owned The Outdoor Channel. The Company was incorporated in Alaska on October 22, 1984. Effective July 23, 1996, the Company changed its name to Global Outdoors, Inc. from Global Resources, Inc. to better reflect the nature of the Company's business. The Company's NASDAQ trading symbol "GLRS" remained unchanged.


BUSINESS STRATEGY

         The Company's principal business strategy is to establish a position as a leading provider of entertainment programming relating to outdoor activities and to leverage that position as a means to market and sell its products and services. Key elements of the Company's business strategy are as follows:

         Increase the Outdoor Channel's Carriage on Cable Television Systems:
The Company intends to increase The Outdoor Channel's carriage on cable television systems by improving the quality of the originally produced and acquired programming on The Outdoor Channel and by increasing the public's awareness and name recognition of The Outdoor Channel through intensified public relations and marketing efforts targeting cable operators and potential subscribers.

         Market and Sell Products and Services to Other Specialty or Niche
Markets: The Company intends to utilize The Outdoor Channel to market and sell outdoor-related products to specialty or niche markets in addition to recreational gold prospecting, including hunting, fishing and camping. The Company intends to leverage The Outdoor Channel's increased distribution and name recognition to market and sell such products and services to those viewers who identify The Outdoor Channel and related products and services with quality and integrity.

         Increase Advertising Revenue and Subscriber Fees Derived From The Outdoor Channel: The Company believes that as the quality and popularity of The Outdoor Channel increase, the Company will be able to increase advertising rates on The Outdoor Channel and increase subscriber fees from cable operators. On June 1, 1996, The Outdoor Channel introduced a rate card which requires new affiliates to begin paying subscriber fees in 1997. In addition, the Company intends to offer "charter" or reduced advertising rates to large national advertisers in an effort to attract reputable, well-known advertisers who will be willing to pay higher rates as The Outdoor Channel achieves greater distribution.

         Increase the Number of Offered Recreational Activities: The Company intends to increase the number of recreational activities offered to members of Lost Dutchman's and to customers of the Trips Division, including hunting, fishing and camping. In addition, the Company may establish new clubs based on these new activities and may acquire new properties to serve as campgrounds where members can engage in such activities.

THE OUTDOOR CHANNEL

         The Outdoor Channel, Inc. ("The Outdoor Channel") was incorporated under the laws of the State of Nevada on December 10, 1990, under the name Gold News Network, Inc., as a wholly owned subsidiary of GPAA. Initially, The Outdoor Channel produced the "Gold Prospector Show." In early 1993, due to the success of the Gold Prospector Show, the owner of The Outdoor Channel, GPAA., decided to launch a satellite television network. Not wanting to limit the scope of the incipient channel to gold prospecting, it was decided to name the channel, The Outdoor Channel. To reflect the diversity of programming The Outdoor Channel had achieved, in July 1994, the channel's incorporated name was changed to The Outdoor Network, Inc. In December 1996, the incorporated name was changed to its present name, The Outdoor Channel, Inc.

         The Outdoor Channel is a premier provider of a full range of quality programming related to outdoor activities and is one of the only television networks whose programming specifically targets the interests and concerns of the huge number of persons interested in the outdoors. The Outdoor Channel provides the Company, as well as other advertisers, with a cost effective means to promote goods and services to a large and rapidly increasing market. In addition, The Outdoor Channel affords cable operators the opportunity to both attract subscribers from a significant market segment not specifically targeted by other programming services and respond to cable subscribers' demands for more outdoor-related programming.

 DISTRIBUTION AND CABLE SUBSCRIBERS

         The Outdoor Channel's programming is offered mainly by means of satellite and through contractual relationships with operators of cable television systems and broadcast stations. The Company estimates that approximately 65 million households in the United States have cable television and that the home satellite market has attracted another 5 million households. Industry statistics indicate that approximately 12,000 additional C-Band home satellite dishes are being installed each month. In addition, "wireless cable" ("MMDS"), new video systems presently being built by telephone companies and the recent development of direct- broadcast satellite ("DBS") companies provide additional opportunities for the Company to distribute The Outdoor Channel. The Company believes that The Outdoor Channel can currently be viewed by approximately 5,000,000 households and businesses that have satellite receivers and 1,900,000 cable and broadcast households.

         The Company transmits all of its programs from its production facility located in Temecula, California by means of a master control room that is linked via fiber optic cable to an earth station transmitting antenna (an "uplink"), which the Company leases under a service agreement. The uplink facility transmits The Outdoor Channel's programming signal over an orbiting AT&T Telstar 402R satellite transponder to cable system headend receiving antennae and satellite dishes throughout the United States and Canada. The Company has editing equipment at its production facility which is used to assemble programs that are produced in house, edit acquired programming and insert advertising spots. The Company also has several filming sets at its production facility from which some of its in house programming is produced.

         Under its current national carriage agreements with multiple systems operators ("MSOs") and carriage agreements with the MSOs' individual cable affiliates, the Company typically offers MSOs and their cable affiliates the right, for a nominal subscriber fee to broadcast The Outdoor Channel to their subscribers for five years and the Company provides the MSOs and their cable affiliates with two minutes per broadcast hour of local advertising time. In June 1996, the Company ended its charter affiliate offer which gave the cable operator The Outdoor Channel free for 5 years. A total of 110 cable operators representing approximately 3,000,000 subscribers signed charter affiliate contracts, of which approximately 500,000 subscribers have been launched. The new carriage agreement which calls for modest license fees beginning in 1997 has been signed by 57 cable operators representing over 300,000 subscribers of which approximately 55,000 have been launched. The Company recently signed a national carriage agreement with the National Cable Television Cooperative ("NCTC") enabling the 7,500,000 NCTC members of carry The Outdoor Channel. There are over 40 cable operators who have launched The Outdoor Channel without signed national carriage agreements representing approximately 16,000,000 subscribers, of which approximately 200,000 have launched. The Company is in active negotiations with such cable operators including Tele-Communications, Inc. , the largest MSO in the country. The Company believes that it will be able to enter into more affiliation agreements in the future as a result of increased installation of new cable distribution systems and the expected significant expansion of channel capacity of existing cable systems. In addition, the Company intends to continue its promotional activities, such as attending regional and local cable trade shows, in order to increase cable industry awareness of The Outdoor Channel.


         The Outdoor Channel is also broadcast via its own satellite to those homes and businesses that have large analog satellite receivers. Given the fact that approximately 5,000,000 homes and businesses own satellite receivers, the Company believes that this means of broadcasting provides an unique opportunity for the Company to attract advertisers as well as advertise and market the Company's other outdoor-related products and services. The company intends to encrypt its signal by the end of 1998 requiring satellite viewers to purchase subscriptions.

         DBS providers, such as DirecTv, Prime Star and EchoStar represent an additional, although smaller, means of potential distribution of The Outdoor Channel. The Company believes that distribution by means of DBS will increase as market acceptance and the installed base of DBSs increase. At this time The Outdoor Channel is seeking DBS distribution but has no agreements for such distribution.

         The Company also plans to increase international distribution of The Outdoor Channel, and has applied for trademarks in various foreign countries including Canada, France, Taiwan, Hong Kong, Australia, New Zealand, Germany and The United Kingdom. The Company recently completed initial negotiations with a major packager and distributor of cable channels for international markets, and expects to begin international distribution in 1997.

ADVERTISING


         The Company derived $449,054 from advertising revenue for the year ended December 31, 1995. The Company received $314,958 for cash sales of advertising time on The Outdoor Channel and received $134,096 for advertising in its publications such as the Gold Prospector magazine. Compared to most other television networks, The Outdoor Channel's success is not as dependant upon obtaining advertising revenue due to the fact that the Company advertises and markets many of its own products and services on The Outdoor Channel, including trips offered through the Global Outdoors' Trips Division and memberships offered in Global Outdoors's GPAA and Lost Dutchman's clubs The Company anticipates that it will continue to derive a substantial portion of its revenue from the sale of products and services to specialty or niche markets; however, the Company is also focusing its efforts on attracting national and local advertisers who are interested in reaching these markets. The Company engages in "barter" advertising transactions under which the Company acquires programming from third parties in exchange for a portion of the advertising time within such programming. The Company does not recognize any of the barter advertising as revenue. The Company will also continue to enter into "barter" advertising transactions but the long term plan for the Company is to slowly replace the barter programming with programming that is either produced in house or is acquired, giving the Company control of 100% of the advertising time within these programs.


         The Company believes that advertising on The Outdoor Channel is attractive to advertisers because it allows them to execute both a general market strategy of reaching more cable television viewers and a target market strategy of reaching consumers interested in outdoor-related activities. The Company believes that over the past 15 years, cable television has captured a greater share of advertising budgets and that during this period, the overall ratings for the major networks (ABC, CBS and NBC), and for local broadcast stations, have declined, while over the same period the overall ratings for basic cable television programming services have increased. Because ratings are a significant factor in determining both advertisers' placement strategy and the pricing of advertising time, cable advertising revenues have grown significantly faster during this period than those of broadcast networks.

         In addition the Company believes that The Outdoor Channel will benefit from the trend in advertising strategies toward greater market segmentation. The Company believes that a significant number of major national advertisers of outdoor-related products and services are dedicating a larger share of their advertising budgets to target the consumer interested in outdoor-related activities, in an effort to increase their share of this large and rapidly growing market. Industry sources estimate that the outdoor life-style market is currently worth approximately $190 billion yearly worldwide. Therefore, the Company believes that advertisers, including manufacturers and providers of outdoor-related products and services, will increasingly advertise on The Outdoor Channel because it will provide them with a cost effective means to reach a significant number of consumers interested in outdoor-related activities. Many well known companies have advertised on The Outdoor Channel with much of such advertising revenue belonging to third parties who provide barter programming for advertising time. Advertisers on The Outdoor Channel who have paid The Outdoor Channel directly include Subaru Corporation, Honda Corporation, Sprint, Sorel Boots and The National Rifle Association.

         Advertising time on The Outdoor Channel is marketed and sold by MediaAmerica, Inc., the Company's exclusive national advertising sales representative located in New York, and by the Company's advertising sales director located in Temecula, California. The Company intends on modestly increasing the size of its advertising sales staff.

PROGRAMMING

         The Outdoor Channel produces approximately 9% of its programming and acquires the remainder from external sources. Program offerings include shows devoted to hunting, fishing, recreational gold prospecting, rodeo and scuba diving, as well as talk shows emphasizing issues relating to the outdoors.

         The Company's originally produced programming is focused on providing entertainment, education, consumer values and a balanced approach to the use of outdoor natural resources. The Company produces its programs with the outdoor enthusiast in mind, often after considering suggestions and recommendations of its viewers. Therefore, the Company believes that its programming, as opposed to its competitors' programming, accurately represents the values and interests of the outdoor community. Most of the Company's originally produced programming is produced in a production facility leased by the Company and located in Temecula, California.

         To complement its originally produced programming, the Company acquires programs from independent film and television production companies. Typically the programs have previously aired in various regional markets and The Outdoor Channel is acquiring the national broadcast rights for the programs. The Outdoor Channel is often one of the few national television outlets for these types of programs and, therefore, exhibition rights are relatively inexpensive. In certain instances the Company is able to acquire programming in exchange for a portion of the advertising time within such programming. The Company exhibits the acquired productions pursuant to licensing agreements with suppliers who generally own the copyrights to such programming. Licenses to air acquired programming generally run for a calendar quarter to one year and entitle the Company to show each episode several times. Examples of programming acquired from third parties include "Call of the Wild," "In-Fisherman," and "Exploring Idaho."

         In 1997, the Company plans to produce and acquire higher quality programming for The Outdoor Channel which the Company believes will enable it to obtain greater distribution and increase advertising rates. In addition, the Company plans to offer additional programming which will be of interest to a wider demographic.

MARKETING

         Because it owns other outdoor-related businesses, The Outdoor Channel affords the Company the unique opportunity to market and sell its own outdoor-related products and services. The Company estimates that it has had several hundred thousand responses to outdoor-related products, services and memberships as a direct result of the Company's marketing efforts on The Outdoor Channel. As the network achieves greater name recognition and distribution, the Company anticipates that it will be able to increase sales of its products and services, as well as its sales and exclusive distribution of products produced by third parties, often at relatively high profit margins.

         Outdoor-related products and services currently marketed by the Company on The Outdoor Channel include those of Lost Dutchman's, GPAA, the Trips Division and the Products Division (APEC"). In addition, the Company believes it is close to an agreement in principle with a major producer of "infomercials" for a marketing partnership to develop private label products under one or more of the Company's brands, produce infomercials and other marketing materials, and market the products through The Outdoor Channel and other media.

         LOST DUTCHMAN'S

         Lost Dutchman's is a national recreational gold prospecting campground club, with campgrounds in California, Oregon, Alaska, Nevada, Arizona, Colorado, Georgia, North Carolina and South Carolina. Lost Dutchman's currently has over 5,000 members, 1,200 and 1,600 of which joined in 1994 and 1995, respectively. Lost Dutchman's memberships cost up to $4,500 with annual dues presently set at $96; however, significant discounts are available to those members who purchase memberships at Company sponsored outings or trade shows.

         Lost Dutchman's members are entitled to use any of the fourteen campgrounds owned by the Company or by an affiliated organization, pursuant to a mutual use agreement between the Company and such organization. Members are entitled to keep all gold found while prospecting on any of the Company's properties. The Company is committed only to those duties which would be required as an absentee owner of raw land, such as the payment of property taxes. Five of the properties have a caretaker which the Company has been able to retain at a minimal stipend which averages about $450 per month. The caretaker's job it is to provide minor repairs and maintenance such as keeping the weeds down, cleaning bathrooms and other facilities, if any, and generally taking care of the property and the campers. It is worthy of note that in the past when a major improvement has been made to a property such as a building, a clubhouse or road that Lost Dutchmans members have contributed both labor and materials towards its construction so that the Company had very little cost in the project. It is the Company's intention to utilize a portion of the proceeds of this offering, to actively acquire and develop additional recreational properties and to add recreational facilities and improvements at current camps.

         In addition to advertising on The Outdoor Channel, the Company markets Lost Dutchman's memberships by advertising at trade conventions and in the Gold Prospector Magazine published by the Company. In addition, the Company targets the 150,000 former and present members of GPAA as well as participants in the Trips Division's expeditions as potential members of Lost Dutchman's. As funds are available, the Company intends to purchase additional properties for use by Lost Dutchman's members and to intensify its marketing efforts to recruit new Lost Dutchman's members.

         GPAA

          GPAA is the largest recreational gold prospecting club in the world, with approximately active 50,000 members. In addition, GPAA publishes and sells the Mining Guide, which contains detailed information on mining claims comprising approximately 500,000 acres and is updated annually, as well as the bi-monthly Gold Prospector magazine, which has a distribution of approximately 100,000 copies. GPAA also operates gold prospecting trade shows and conventions, from which the Company derives revenue from admissions and booth rentals, and sells recreational gold prospecting-related merchandise, including gold pans, hats, jackets and belt buckles.

         GPAA's initial memberships cost $67.50, and members are entitled to receive a 14" gold pan, an annual subscription to the Gold Prospector magazine, an annual subscription to the quarterly Pick & Shovel Gazette, a current

GPAA Mining Guide and Prospecting Permit as well as related merchandise. Annual renewal membership fees range from $20 to $59. The Company markets and advertises GPAA memberships and products on The Outdoor Channel.

         THE TRIPS DIVISION

         The Trips Division offers unique recreational gold prospecting trips to residents of the United States and Canada. The principal trip offered by the Trips Division is the annual trip to Alaska, the fees for which are up to $1,950 per week and $950 per additional week, that include round-trip transportation to and from Seattle, Washington. The Alaska Trip Crew usually arrives in early June with the camp closing in mid August. The Alaskan expedition begins in Nome, Alaska where participants are taken to the Company's 2,300-acre camp on the Cripple River adjacent to the Bering Sea. In 1996, the Alaska trip had approximately 378 participants, and the Company expects that the number of participants will increase in the future due to the Company's increased advertising and marketing efforts on The Outdoor Channel, as well as advertisements in the Gold Prospector magazine and on the Gold Prospector's Show.

         In 1995, the Company augmented the Alaska Trip with a one week cruise from Seattle to Anchorage. In 1995, approximately 80 people participated in the Cruise.

         The Company introduced an Australia Expedition in 1995. The expedition's destination is to Leonora, near Kalgoorlie in Western Australia. The Western Australia gold fields are some of the richest in the world. In 1995, approximately 10 people participated in the expedition. Beginning April 1 through October 20, 1996 the Australian expedition has expanded and consists of 6 two week and 6 four week excursions into the Australian outback. The price of the expedition is $4,950 for four weeks or $3,950 for two weeks and includes airfare from Los Angeles, accommodations and meals.

         AMERICAN PROSPECTING EQUIPMENT COMPANY

         American Prospecting Equipment Company ("APEC") markets recreational prospecting related products. APEC distributes a sales catalog and has distribution agreements with equipment manufacturers including Homelite, 3M and various others. The catalog is distributed to members of the GPAA and at company sponsored conventions.

COMPETITION

         There is intense competition for viewers among companies providing programming services via cable television and through other video delivery systems. More than 90 programming services are currently distributed nationwide by satellite to cable systems. The Outdoor Channel competes for advertising revenues with other national cable programming services, broadcast networks, local over-the-air television stations, broadcast radio and the print media. The Outdoor Channel's direct competitors include the Outdoor Life Network and to a lesser extent, The Nashville Network and ESPN. More generally, The Outdoor Network competes with various other leisure-time activities such as home videos, movie theaters, and other alternative forms of information and entertainment.

         The Outdoor Channel also competes for available channel space on cable television systems with other cable programming services and nationally distributed and local television stations. As of the end of fiscal 1996, there were numerous basic cable programming services and several superstations.

         Increased competition in the cable industry may result from technological advances, such as digital compression, which allows cable systems to expand channel capacity, and "multiplexing," which allows programming services to offer more than one feed of their programming. As a result of the increased segmentation made possible by these advances, other programming services might be able to provide programming that targets the Company's viewing audience.

         The Company believes that The Outdoor Channel has a competitive advantage over other outdoor-related programming services in obtaining distribution, due to the fact that The Outdoor Channel offers cable operators the opportunity to broadcast The Outdoor Channel for low subscriber fees for five years. The Company also believes that it has an advantage over its competitors in attracting advertisers of outdoor-related products and services because the Company, unlike its competitors, broadcasts The Outdoor Channel to approximately 5 million satellite receivers, currently charges relatively low advertising rates and offers its advertisers exposure through a programming format which focuses exclusively on the traditional outdoor lifestyle of hunting, fishing, camping and related outdoor activities. In addition, while developments such as digital compression and new distributors in the cable marketplace may have the effect of increasing competition for The Outdoor Channel, they also create tremendous potential for additional distribution for the network.

         Global is not aware of any company that is in direct competition for the type of recreational activity it provides through the Alaska Trip. Global believes it has an advantage in promoting its trip in Alaska due to its association with the GPAA and its ability to utilize the Gold Prospector magazine, The Outdoor Channel and the Company's gold shows. Persons planning an Alaska gold prospecting venture would be expected to evaluate other camps in Alaska, as well as the option of undertaking a trip not associated with a group. The table below lists the approximate number of participants in the "Alaska Trip" since 1990 by Global.

              Year             Participants
              ----             ------------
              1990                 172
              1991                 220
              1992                 215
              1993                 579
              1994                 538
              1995                 369
              1996                 378

         In a broad sense, Global's "Alaska Trip" is an expedition for study in Alaskan geology with equal emphasis on the educational and recreational aspects of this far northern property. Its competition thus includes other sources of recreational activities.

         While Lost Dutchman's has numerous campground competitors, it is the only campground club the Company is aware of that has a theme, namely gold prospecting. It has been estimated that there are approximately 15,000 campgrounds in the United States of which approximately 600 are membership campgrounds such as Lost Dutchman's. For instance, there is Thousand Trails/NACO, Outdoor World and Thousand Adventures. It is believed that these companies compete primarily by quality of facilities and amenities offered. By contrast, Lost Dutchman's has rustic facilities and few amenities and seeks to attract persons who are interested in gold prospecting, hands on outdoor activities and wish to be part of a club.

EMPLOYEES

         As of December 31, 1996, the Company had a total of 53 employees of which 50 were full time. The Company also engages the services of additional employees during the Alaskan trip offered by the Trips Division. During 1996, the Company engaged the services of approximately eight such seasonal employees. None of the Company's employees is covered by a collective bargaining agreement. The Company considers its relationship with its employees to be good.

GOVERNMENT REGULATION

         The Company's operations are subject to various government regulations. The operations of cable television systems, satellite distribution systems and broadcast television program distribution companies are subject to the Communications Act of 1934, as amended, and to regulatory supervision thereunder by the Federal Communications Commission (the "FCC"). The Company's leased uplink facility in Perris, California is licensed by the FCC and must be operated in conformance with the terms and conditions of that license. Cable systems are also subjected to local franchise authority regulation.

         Local Cable Regulation

         The cable television industry is regulated by municipalities or other local government authorities which have the jurisdiction to grant and to assign franchises and to negotiate generally the terms and conditions of such franchises, including rates charged to subscribers, except to the extent that such jurisdiction is preempted by federal law. Any such rate regulation could place downward pressure on the potential subscriber fees to be earned by the Company.

         Federal Cable Regulation

         In 1992, Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"), which provides, among other things, for a "must carry" regime for local broadcast stations (which requires the mandatory carriage of certain broadcast stations and payments by cable operators to other broadcast stations for retransmission of their signals in some instances), for channel positioning rights for certain local broadcast stations, for limits on the size of MSOs, for limits on carriage by cable systems and other video distributors of affiliated program services, for a prohibition on programmers in which cable operators have an "attributable interest" from discriminating between cable operators and their competitors, or among cable operators, and for increased competition in video programming distribution (both within the cable industry and between cable and competing video distributors). In addition, the 1992 Cable Act requires the FCC to establish national guidelines for the rates that cable operators subject to rate regulation may charge for basic cable service and certain other services and to establish guidelines for determining when cable programming may not be provided exclusively to cable system operators. Various cable operators have initiated litigation challenging certain aspects of the 1992 Cable Act. The constitutionality of the basic scheme of rate regulation under the 1992 Cable Act has been upheld by a federal district court, and the FCC's regulation rules were upheld by a federal appeals court in June 1995. The outcome of the balance of this litigation cannot be predicted. However, Congress passed and the President signed in March 1996 the most comprehensive rewrite of telecommunications law since the Communications Act of 1934, reversing or modifying many of the provisions of the 1992 Act. Among other things, the new legislation allows cable and telephone industries into each other's markets and eliminates federal cable rate regulation, immediately for small systems and within three years for large operators. The Company believes these developments are very positive for The Outdoor Channel, as they will result in significantly expanded channel capacity, new distributors to whom the Company can market the network, and new pressures on cable operators to launch new programming services, both for competitive reasons and because they will once again be able to recover the costs of new programming through rate actions.

         Lost Dutchman's Regulations

         To operate its campgrounds, the Company must comply with discretionary permits or approvals issued by local governments under local zoning ordinances and other state laws. In addition, to construct improvements at campgrounds, the Company has usually been required to obtain permits such as building and sanitary sewage permits. Some states in which the Company sells memberships have laws regulating campground memberships. These laws sometimes require comprehensive disclosure to prospective purchasers. Some states have laws requiring the Company to register with a state agency and obtain a permit to market. The Company has undertaken a comprehensive program to ensure compliance with applicable laws in all 50 states.

         Other Regulations

         In addition to the regulations applicable to the cable television and campground industries in general, the Company is also subject to various local, state and federal regulations, including, without limitation, regulations promulgated by federal and state environmental, health and labor agencies. The Company's mining clubs and Trips Division are subject to various local, state and federal statutes, ordinances, rules and regulations concerning, zoning, development, and other utilization of its properties.

INTELLECTUAL PROPERTY

         The Company neither holds nor depends upon any material patent, trademark, license or other proprietary right except its trademark for "The Outdoor Channel(TM)" for which the Company has made application for registration. The Company is, however, researching registration of several names for the private label products referred to in the "Marketing" section above.

                                   PROPERTIES

CRIPPLE RIVER

         The Cripple River property which now includes the Arctic Creek property consists of approximately 2300 patented (*See definition of "patented," below) acres and is located in the Cape Nome area of Alaska. The Cripple River property is the principal destination of the "Alaska Trip" participants. It is the former location of a large historic gold mining operation. The Company has constructed over 130 rooms on the property for trip participants. Also, Global has constructed a chow hall, Saloon (non-alcoholic), general store, gold recovery plant, small commercial gold mining plant, drinking and wastewater treatment facilities and other buildings. In addition to recreational gold mining the Cripple River property has excellent fishing including yearly runs of pink and silver salmon.

LOUD MINE

         The Loud Mine is located in White County, Georgia, near the eastern end of Georgia's famous Dahlonega Gold Belt, which stretches diagonally (southwest to northeast) across the north end of the state. The camp's office is staffed with a full-time caretaker. Campground facilities include a clubhouse, bathrooms, showers and a dump station. Camping is available for 250 or more persons. Approximately one-third mile of Town Creek and one of its smaller tributaries meander through this 38 deeded acre property. Dredges of up to 4" intake may be used in Town Creek. Highbanking, sluicing and panning also are popular. Deep layers of alluvial gravels, separated by dense clay layers, overlay soft bedrock (saprolite) throughout this region. Numerous gold-bearing quartz veins run through the Loud Mine property. Some "Loud" gold is smooth, but coarse gold is mostly found, indicating that it is still relatively close to its source.

STANTON PROPERTY

         The Stanton property consists of 35 patented acres and is located approximately 50 miles northwest of Phoenix, Arizona. It is contiguous with 85 acres owned by an affiliated organization with which Global has a mutual use agreement. Either on Global's property or the other organization's property there are sanitary facilities, showers, club house, pool room, card room, library, kitchen area with sink, water and electric outlets, 65 sites for hookups and parking for several hundred self contained units. Gold is present throughout the property from surface to bedrock.

LEADVILLE PROPERTY

         The Leadville property is located in Lake County, Colorado was acquired in August 1995. The camp is approximately 60 patented acres in the heart of Colorado's historic mining area. At over 11,000 feet in elevation, it has spectacular scenery including views of the two highest peaks in Colorado. This is a primitive campground with no facilities. Future plans include bathrooms, showers and a clubhouse. Completion of future improvements is estimated at 1 to 2 years. There is camping for up to 200 self-contained recreational vehicles.

OCONEE CAMP

         The Oconee Camp is located in the northwest corner of South Carolina and just north of Walhalla was acquired in June 1995. This camp consists of 120 acres of deeded property. Oconee is a primitive campground with no facilities. Future plans include bathrooms, showers, water and a clubhouse. Completion of future improvements is estimated at 1 to 2 years. There is Camping for up to 250 self-contained recreational vehicles.

VEIN MOUNTAIN CAMP

         The Vein Mountain Camp is located in West Central North Carolina approximately 7 miles from the town of Marion was acquired in February 1996. The Camp consists of 130 deeded acres located in the middle of North Carolina's motherlode. Between 1829 and 1830 7 pound nuggets were reported to have been taken from the property. During the same era a 28 pound nugget and 200 pound mass of gold and quartz were reported to have been taken within several miles of the property. There are presently no improvements on the property. There is camping for up to 250 self-contained recreational vehicles.

BURNT  RIVER/ CAVE CREEK

         The Burnt River Camp consists of 135 patented acres and the adjacent Cave Creek property consists of 32 patented acres. These properties are located in eastern Oregon and have a clubhouse, sanitary facilities, dump station, restrooms and showers. There is dredging and excellent Highbanking along the Burnt River. The Cave Creek property is a slender parcel of land that takes in about one mile of Cave Creek, providing abundant ground for recreational prospecting.

JUNCTION BAR PLACER

         The Junction Bar Placer is located at the confluence of the Klamath and Scott Rivers in northern California. Fourteen of the property's 26 acres of patented land are zoned Highway Commercial. With frontage on both Highway 96 and Scott River Road, this property has excellent development potential. Global has begun to develop the Junction Bar Placer. Global has conducted a survey of the property as well as contracted an architect to draw plans for a campground facility. Approximately $9,000 was expended on the project in 1992. Global commenced work on obtaining local approval to construct facilities in 1995. The camp will only be constructed if the Company has sufficient cash on hand to complete the project. Members of Lost Dutchman's have expressed great interest in this property and Membership sales should be enhanced upon completion of the campground.

AMERICAN CREEK

         The American Creek claims consist of five U.S. Federal mining claims in the Cape Nome area of Alaska. There are certain improvements and mining equipment thereon including a bucket line gold dredge, machine shop and airstrip. The dredge was partially operated in the summer of 1988, more fully operated in 1989 and due to mechanical problems only partially operated in 1990, 1991 and 1992. Operations are not anticipated for 1997. In 1989 the Dredge produced approximately 8.5 ounces of gold with global's share being 2.5 ounces and trip participants dividing up 6 ounces. In 1990 the Dredge produced a small and undetermined amount of gold which was divided up entirely among the Dredge Crew. The Dredge produced no gold in 1988 and 1991. The Dredge Crew also had the opportunity to operate small gold recovery machines at American Creek in 1989, 1991 and 1992. In 1996, it is anticipated that only experienced Dredge Crew members will work at American Creek and will perform limited exploration work on the claims.

OMILAK SILVER MINE

         The Omilak Silver Mine consists of approximately 40 acres of patented land and is located about 80 miles northeast of Nome, Alaska. The property has on it previously existing equipment, mine shafts, rail and mine cars and several buildings including a two-story bunk house constructed by Global. The Omilak Silver Mine, in addition to recreational uses, has the potential for being reactivated as a commercial silver mine. At such time, as Global has sufficient resources, the price of silver warrants and Global believes it is timely, the Company intends on evaluating the Omilak property.

HIGH DIVIDE PROPERTY

         The High Divide property consists of 20 acres of patented land and is located in Esmeralda County, Nevada. This property is remote and there are no facilities. It was patented for lode mining but placer gold is present in the area.

NEDERLAND PROPERTY

         The Nederland property consists of 5 patented acres located in Boulder County, Colorado. There are no facilities on this property. The area around the Nederland property has produced over 1 million ounces of gold since 1858. This property has mostly silver with small amounts of gold.

* Patented land is United States public land that has been transferred to private fee simple ownership. Mining claims can be perfected into patented land which is what occurred on some of the Company's properties before the Company acquired those properties.

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

         The directors, executive officers and key employees of the Company are as follows:

         NAME                         AGE                    POSITION
         ----                         ---                    --------

     Perry T. Massie                   34            Chief Executive Officer, President and Chairman of the Board

     Thomas H. Massie                  32            Executive Vice President, Secretary and Director

     Richard K. Dickson II             50            Senior Vice President, General Counsel and Director

     David M. Ashwood                  48            Chief Financial Officer and General Manager

     Christopher B. Forgy              43            President and Chief Executive Officer of The Outdoor Channel

     Andrew J. Dale                    41            Senior Vice President Operations of The Outdoor Channel

     Jacob B. Hartwick                 43            Vice President Sales and Promotions of The Outdoor Channel
                                                     and Lost Dutchmans Mining Association

     James E. Crawford                 43            Vice President Sales and Marketing of The Outdoor Channel

         Perry T. Massie has served as Chief Executive Officer of the Company since 1986, has served as President and Chairman of the Board since 1994. From 1986 until January 1996, Mr. Massie served as Chief Financial Officer of the Company. He has been the Managing Editor of the Gold Prospector Magazine since 1988. Mr. Massie earned a Bachelor of Science degree in Mining Engineering from the University of Alaska, Fairbanks in June 1986. Perry T. Massie is the brother of Thomas H. Massie.

         Thomas H. Massie has served as Secretary and a director of the Company since 1984, and has served as Executive Vice President of the Company and the President of Gold Prospectors' Association of America, Inc. since 1994. Mr. Massie is also the host of the "Gold Prospecting Show." He attended the University of Alaska, Fairbanks from 1984 to 1986, studying business administration. Thomas H. Massie is the brother of Perry T. Massie.

         Richard K. Dickson II has served as Senior Vice President, General Counsel and a director of the Company since 1994. From November 1984 until 1994, Mr. Dickson served as the Company's corporate counsel and has been a practicing attorney, specializing in corporate and securities law, with his own firm since 1979. Mr. Dickson served as an attorney with the California Department of Corporations from 1976 to 1979. He earned a Bachelor of Science degree in Business Administration from the University of California, Berkeley in 1968, a Masters in Business Administration from the University of Southern California in 1970 and a law degree from the University of the Pacific in 1976.

         David M. Ashwood has served as Chief Financial Officer of the Company since January 1996. From May 1995 to the present, he has been the General Manager of the Company. Mr. Ashwood has been the Controller of the Company since November 1984. From 1984 until February 1996, Mr. Ashwood was the President of Affiliated Professional Services, a privately-held company that provides accounting, tax consulting and business management services to small to medium-sized companies. Mr. Ashwood earned a Bachelor of Science degree in Business Administration and a Masters in Business Administration, with an emphasis in Accounting and Finance, from California State University at Northridge in 1968 and 1969, respectively.

         Christopher B. Forgy has served as the President and Chief Executive Officer of The Outdoor Channel since February 1996. From February 1995 through January 1996, Mr. Forgy owned Chris Forgy Associates, a television industry consulting firm. From 1989 through January 1995, he served as Senior Vice President of Marketing, Sales and Programming for Times Mirror Cable Television. Mr. Forgy is past Chairman of the Cable Television Administration and
Marketing Society (CTAM). He has served on the board of directors of the Cabletelevision Advertising Bureau (CAB) and Pay Per View Holding Company, which owns and operates Viewer's Choice networks. Mr. Forgy was a founding member of the cable committee of the Academy of Television Arts & Sciences.

         Andrew J. Dale has served as Senior Vice President Operations of The Outdoor Channel since 1994. From 1990 to 1993, he has acted as a video and television consultant to both Global Outdoors, Inc. and the Gold News Network, Inc. From 1989 to 1994, Mr. Dale was a production manager at Vidfilm Services, a major Hollywood post-production facility, whose clients include Disney, MCA, Columbia and a host of other major studios. Vidfilm provides comprehensive services from film-to-tape transfer, editing and duplications, to standards conversion from NTSC to PAL and SECAM. Mr. Dale was born and raised in the United Kingdom.

         Jacob B. Hartwick has served in various position with the Company since 1986. From 1994 to the present Mr. Hartwick has been Vice President Sales and Promotions for The Outdoor Channel and Lost Dutchmans Mining Association. From 1991 to 1994, he served as a Vice President for Gold Prospector's Association of America, Inc.

         James E. Crawford has served as Vice President Sales and Marketing of The Outdoor Channel since May 1996. From 1991 to May 1996, Mr. Crawford was employed by Times Mirror Cable Television. While with Times Mirror, he was the Director of Affiliate Sales Western Division for Outdoor Life Network, a competitor of The Outdoor Channel and he was Director of Marketing and Sales for Times Mirror Cable Television in North San Diego and Sun City, California. He is a graduate of the University of Minnesota.

BOARD OF DIRECTORS

         The Board of Directors of the Company took action by unanimous written consent or held meetings thirteen (13) times during the fiscal year ended December 31, 1995. Each incumbent Director attended at least seventy-five percent (75%) of the aggregate of the number of meetings of the Board and the number of meetings held by all committees of the Board on which he or she served. The Company does not have any standing committees. In July 1996, the Company amended its Articles of Incorporation to authorize the Board of Directors to be increased to a maximum of seven directors. The Company anticipates increasing the size of the Board to five members if it becomes listed on the National Market System.

COMPENSATION OF EXECUTIVE OFFICERS

         The following table sets forth compensation received for the fiscal years ended December 31, 1995, 1994 and 1993 by the Company's Chief Executive Officer, and the other executive officers whose salary and bonus exceeded $100,000 for fiscal year 1995, 1994 and 1993 (collectively, the "Named Executive Officers"):

                                                     SUMMARY COMPENSATION TABLE

                                                     Annual Compensation                    Long Term Compensation

                                                                                        Securities
                                                                  Other                   Under-
                                                                 Annual      Restricted   laying               All Other
                                                                 Compen-       Stock     Options/     LTIP      Compen-
Name and Principal Position    Year     Salary($)     Bonus($)   sation($)      Awards     /SARS     Payouts    sation
---------------------------    ----     ---------     --------   -------      ------       -----     -------    ------


Perry T. Massie, CEO           1995      52,000        10,500         -         -            -          -          -
                               1994      52,000        43,301         -         -            -          -          -
                               1993      35,850           -


Richard K. Dickson II          1995      60,000        60,000         -         -            -          -          -
                               1994      60,000        60,000         -         -            -          -          -



         In 1995 and 1994, Mr. Dickson devoted approximately 80% and 75%, respectively, of his business time to the Company's affairs. Mr. Dickson received cash payments for 1995 and 1994 of $100,000 and $60,000, respectively, out of which he paid his office expenses of approximately $2,200 per month. The additional $20,000 due Mr. Dickson for 1995 may be paid in either cash or stock at such time as is agreed upon by Mr. Dickson and the Company. The additional $60,000 for 1994 due Mr. Dickson may be paid in either cash or stock at such time as is agreed upon by Mr. Dickson and the Company.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR



                                             % of Total
                                               Options                                   Potential Realizable
                        Number of              Granted                                     Value at Assumed
                       Securities                to            Exercise                  Annual Rates of Stock
                       Underlying             Employees         or Base                 Price Appreciation for
                         Options              in Fiscal          Price     Expiration       Option Term(2)
           Name         Granted (#)            Year(1)         ($/Share)      Date        5%($)           10%($)
----------------------------------------------------------------------------------------------------------------

Perry T. Massie, CEO         -                    -                -            -           -                -

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                   Number of Securities Underlying       Value of Unexercised
                           Shares                        Unexercised Options             in-the-Money Options
                         Acquired On  Value             at Fiscal Year-End(#)            at Fiscal Year-End($)
           Name          Exercise(#)  Realized($)   Exercisable     Unexercisable    Exercisable    Unexercisable
-----------------------------------------------------------------------------------------------------------------

Perry T. Massie, CEO         -             -           85,000               --        $210,628           -

Thomas H. Massie             -             -           85,000                -        $210,628           -

Richard K. Dickson II        -             -           25,000                -        $ 65,625           -

David M. Ashwood             -             -           20,000                -        $ 52,500           -

Christopher B. Forgy         -             -          125,000                -        $172,500           -

     The exercise price of the options listed above for Messrs. Perry T. Massie and Thomas H. Massie are $2.50 per share for 50,000 shares and $2.25 per share for 35,000 shares. The exercise price of the options listed above for Messrs. Dickson and Ashwood are $2.25. The exercise price of the options listed above for Mr. Forgy is $3.50. The Bid Price of Global's Common Stock at 1995 fiscal year-end was $4.88 per share.

STOCK OPTION PLANS

         On May 26, 1993, the Company adopted two stock option plans ("Plan 1 Stock Options" and "Plan 2 Stock Options"). Plan 1 Stock Options are for persons who held stock options prior to the adoption of Plan 1 Stock Options. There are presently four persons who hold Plan 1 Stock Options for 115,000 shares of Common Stock exercisable at a price of $2.50 per share. Plan 1 Stock Options are non-qualified stock options and no further grants will be made under this plan. Plan 2 Stock Options may be granted to provide incentives to executive officers, employees and independent consultants. Options to purchase 285,000 may be granted under Plan 2 Stock Options. Options to purchase 235,000 shares are outstanding at an exercise price of $2.25 per share leaving options to purchase 50,000 shares available for grant. Plan 1 Stock Options are non-qualified stock options.

         In September 1995, the Company authorized another stock option plan (the "1995 Stock Option Plan"). The 1995 Stock Option Plan was approved the by the shareholders of the Company at the Company's 1996 Annual Meeting held on July 16, 1996. The 1995 Stock Option Plan provides for the grant of options to purchase up to 500,000 shares of Common Stock in order to enhance the Company's ability to attract and retain the services of qualified employees, officers, directors, consultants and other service providers. The Company may grant incentive stock options and nonqualified stock options under the 1995 Stock Option Plan. There are options to purchase 173,000 shares of Common Stock outstanding under the 1995 Stock Option Plan. An option to purchase 125,000 shares of Common Stock exercisable at $3.50 per share was granted to Christopher
B. Forgy, President and Chief Executive Officer of The Outdoor Channel, effective October 16, 1995 and options to purchase 48,000 shares of Common Stock exercisable at prices ranging form $3.25 to $4.00 per share were granted to several employees and service providers. As of the date of this Prospectus, options to purchase 327,000 shares of Common Stock may be granted under the 1995 Stock Option Plan.

DIRECTOR'S FEES

         The directors of the Company are also executive officers of the Company. For 1995, directors were not compensated separately or reimbursed for expenses incurred in attending meetings of the Board of Directors.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Based solely upon its review of the copies of reports furnished to the Company, or representations that no annual Form 5 reports were required, the Company believes that all filing requirements under Section 16(a) of the Exchange Act applicable to its directors, officers and any persons holding ten percent (10%) or more of the Company's Common Stock with respect to the Company's fiscal year ended December 31, 1995, were satisfied, with the exception that Perry T. Massie filed a Form 5 on a timely basis that included sales of 6,000 shares of the Company's Common Stock at prices ranging from $3.75 to $4.50 per share not filed on a timely basis on Form 4 during the year 1995.

BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

         The Board of Directors has responsibility for matters that would be handled by the Compensation Committee if Global had such a committee. The Board has attempted to conserve Global's cash. Therefore, Global did not pay any direct salaries in 1994 and 1993. With the acquisition of Gold Prospector's Association of America, Inc. ("GPAA") in 1995, Global commenced paying direct salaries to Messrs. Perry and Thomas Massie since they were receiving salaries from GPAA. Global paid GPAA management fees of $30,000 in 1994 and 1993. Global considers part of this prior management fee an indirect salary to Global's Chief Executive Officer, Perry Massie, since this management fee was utilized to pay a portion of Perry Massie's salary at GPAA. Global paid Richard Dickson for legal services rendered to the Company in 1995 and it is anticipated that Global will continue to pay Mr. Dickson for legal services rendered to Global.

         The Company considers services rendered, nature of the services, quality of performance, past practice, conservation of cash and amount of present stock ownership in determining executive compensation. The Company desires to encourage performance by stock ownership.

EMPLOYMENT CONTRACTS

         The Company has entered into an employment agreement with Christopher
B. Forgy, President and Chief Executive Officer of The Outdoor Channel, for a four year term commencing on February 1, 1996. If Mr. Forgy's employment is terminated other than for cause, he will be entitled generally to one year's salary and upon a change in control to two year's salary

CERTAIN TRANSACTIONS

         Prior to the acquisition in February 1995 of 100% of the outstanding stock of Gold Prospectors Association of America, Inc. ("GPAA") by the Company, GPAA was paid a management fee by the Company which amounted to $30,000 in 1994, said fee included office rent for the Company. Additionally, GPAA received a 25% sales commission on all sales of Lost Dutchman's memberships sold using GPAA mailing lists. Sales commissions paid to GPAA by the Company for 1994 totaled $614,037. The shareholders of GPAA were Perry T. Massie, Thomas H. Massie and Wilma M. Massie, all of whom were shareholders of the Company prior to the Company's acquisition of 100% of the outstanding stock of GPAA. The Company has accounted for its purchase of GPAA as a pooling of interests. Accordingly, the Company has restated its financial statements to include those of GPAA for the period prior to February 1995, and the related management fees and sales commissions have been eliminated upon such consolidated restatement. No management fees or sales commissions have been paid since February 1995.

         The Company is leasing its administrative facilities from Wilma M. Massie, a shareholder of the Company and the mother of Perry T. Massie and Thomas H. Massie, under a month-to-month lease agreement (the "Lease") currently requiring monthly rent payments of $5,000. Rent expense totaled $57,000 and $48,000 for the years ended December 31, 1995 and 1994, respectively. The total rent commitment at December 31, 1995 is five years or $300,000.

         In conjunction with the Lease, the Company has a note receivable from Wilma M. Massie, the balance outstanding on which was $292,616 and $342,570 at December 31, 1995 and 1994, respectively. The note bears interest at 6%.

         On February 10, 1995, the Company acquired 100% of the stock of GPAA in exchange for 2,500,000 shares of its Common Stock (the "Acquisition"). The acquisition agreement provided for the issuance of up to an additional 1,500,000 shares of Common Stock ("Earn Out Shares") to the former shareholders of GPAA if GPAA achieved certain earnings or valuation milestones. The former shareholders of GPAA, Perry T. Massie, Thomas H. Massie, and Wilma M. Massie, are shareholders of the Company and Messrs. Perry and Thomas Massie are officers of the Company. For purposes of the Acquisition, the value of the Global Common Stock was deemed to be $3.50 per share with the initial total acquisition cost being $8,750,000. For accounting purposes, the assets of GPAA are recorded at their historical cost basis in a manner similar to a pooling of interest.

         The 1,500,000 Earn Out Shares will be unissued or held in escrow by Global's Transfer Agent for the benefit of the former shareholders of GPAA. All or part of such shares are to be delivered to the former shareholders of GPAA in the amounts set forth below if GPAA achieves the cumulative levels of earnings after deduction of income taxes, set forth below during the period beginning January 1, 1995 and ending March 31, June 30, September 30 or December 31, in 1995, 1996, 1997, and 1998.

                                              The Number of Earn Out Shares
     If Cumulative Earnings                     to be Delivered to Former
        Are Not Less Than                           GPAA Shareholders
        -----------------                           -----------------
           $1,500,000                            500,000
           $2,000,000                            an additional 500,000
           $2,700,000                            an additional 500,000


         Alternatively, in recognition of the fact that a significant expansion of The Outdoor Channel is being conducted and that such expansion, while potentially increasing the value of GPAA, may not be reflected in earnings, the below listed valuation earn out formula may be used. The valuation must be made by an independent certified public accountant or independent unaffiliated appraiser. The time periods listed above for earnings also apply for the valuation.

                                                    The Number of Earn Out Shares
   If Valuation of GPAA                               to be Delivered to Former
     Is Not Less Than                                     GPAA Shareholders
     ----------------                                     -----------------
       $12,000,000                                     500,000
       $16,000,000                                     an additional 500,000
       $21,000,000                                     an additional 500,000


         After 1998, Earn Out Shares which are not delivered to the former shareholders of GPAA are to be considered void. While unissued or held in escrow, the former shareholders of GPAA will not be able to vote such shares and will not be entitled to receive any dividends thereon.

         The Company has an agreement with Richard K. Dickson II, a director and officer of the Company, to provide legal services for a monthly retainer of $5,000. In the event services rendered by Mr. Dickson on behalf of the Company exceed $5,000 in any given month, the agreement calls for Mr. Dickson to receive shares of the Company's Common Stock at its then current market value as payment for the services rendered in excess of $5,000. During 1994, Mr. Dickson was paid $60,000 and was entitled to receive $60,000 worth of Common Stock pursuant to this agreement. During 1995, Mr. Dickson was paid $100,000 and was entitled to receive $20,000 worth of Common Stock pursuant to this agreement.

         The transactions between the Company and the Company's management and significant shareholders are believed by management of the Company to have been on terms no less favorable to the Company than those that could have been obtained from unaffiliated parties

         In connection with an employment agreement entered into between the Company and Christopher B. Forgy on February 1, 1996, Wilma M. Massie, a shareholder of the Company, granted to Mr. Forgy an option to purchase an aggregate of 100,000 shares of common stock of the Company owned by her. The option to Mr. Forgy to purchase stock is exercisable at a price of $3.50 per share of Common Stock.

         Perry T. Massie and Thomas H. Massie each have an option to purchase 160,000 shares of the Company owned by Wilma M. Massie and an option to purchase up to 96,000 shares of Wilma Massie's Earn Out Shares. Mr. Dickson has an option to purchase 200,000 shares of the Common Stock of the Company owned by Wilma Massie and has an option to purchase up to 150,000 shares of Wilma Massie's Earn Out Shares. In January 1996, Mr. Dickson exercised an option to purchase 50,000 shares of his option from Wilma M. Massie. David M. Ashwood, an officer of the Company, has an option to purchase 80,000 shares of the Common Stock of the Company owned by Wilma Massie and has an option to purchase up to 34,000 shares of Wilma Massie's Earn Out Shares.

LIMITATION OF DIRECTORS' AND OFFICERS' LIABILITY AND INDEMNIFICATION

         Section 10.06.490 of the Alaska Corporations Code provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with specified actions or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable for negligence or misconduct in the performance of the person's duty to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

         There is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought, nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

                               SECURITY OWNERSHIP

                                       OF

                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of December 31, 1996 by each director and executive officer of the Company, each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, and all directors and executive officers of the Company as a group. Except as otherwise indicated below, the Company believes that each person listed below has sole voting and investment power with respect to the shares owned, subject to applicable community property laws.

                                                       SHARES BENEFICIALLY                SHARES BENEFICIALLY
       NAME AND ADDRESS OF BENEFICIAL                  OWNED PRIOR TO THE                  OWNED IF MAXIMUM
         OWNER OR IDENTITY OF GROUP                        OFFERING(1)                   OFFERING AMOUNT SOLD
         --------------------------                        -----------                   --------------------
                                                    NUMBER            PERCENT          NUMBER            PERCENT
                                                    ------            -------          ------            -------
Wilma M. Massie (3).........................       1,391,926               33%         1,391,926              25%

Perry T. Massie (4)(5)......................       1,239,196               29%         1,239,196               23%

Thomas H. Massie (6)(7).....................       1,262,700               30%         1,262,700              23%

Richard K. Dickson II(8)....................         301,550                7%           301,550               6%

Christopher B. Forgy(9).....................         225,000                5%           225,000               4%

David M. Ashwood(10)........................         114,070                3%           114,070               2%

Andrew J. Dale(11)..........................          25,000              *  %            25,000             *  %

Jacob B. Hartwick(12).......................          30,904              *  %            30,904             *  %

All directors and Named
Executive Officers as a
group (7 persons) (13)......................       3,198,420               70%         3,198,420              55%

-------------
*        Less than one percent.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of January 10, 1997, are deemed outstanding for computing the percentage of the persons holding such options but are not deemed outstanding for computing the percentage of any other person.
 (2) The address of each shareholder is c/o Global Outdoors, Inc., 43445 Business Park Dr., Suite 113, Temecula, California 92590.
 (3) Includes 95,000 shares subject to options from the Company exercisable within 60 days of January 10, 1997.
 (4) Includes 85,000 shares subject to options from the Company and 160,000 shares subject to options from Wilma M. Massie exercisable within 60 days of January 10, 1997.
 (5) 8,500 of the shares shown are owned jointly by Perry T. Massie and his wife, Sandy Massie, who share voting and investment power with respect to such shares.
 (6) Includes 85,000 shares subject to options from the Company and 160,000 shares subject to options from Wilma M. Massie exercisable within 60 days of January 10, 1997.
 (7) 8,500 of the shares shown are owned jointly by Thomas H. Massie and his wife, Cindy Massie, who share voting and investment power with respect to such shares.

 (8) Includes 25,000 shares subject to options from the Company and 200,000 shares subject to options from Wilma M. Massie exercisable within 60 days of January 10, 1997.
 (9) Includes 125,000 shares subject to options from the Company and 100,000 shares subject to options from Wilma M. Massie exercisable within 60 days of January 10, 1997.
 (10) Includes 20,000 shares subject to options from the Company and 80,000 shares subject to options from Wilma M. Massie exercisable within 60 days of January 10, 1997.
 (11) Includes 20,000 shares subject to options from the Company exercisable within 60 days of January 10, 1997.
 (12) Includes 20,000 shares subject to options from the Company exercisable within 60 days of January 10, 1997.
 (13) Includes directors' and executive officers' shares listed above, including 465,000 shares subject to options from the Company and 700,000 shares subject to options from Wilma M. Massie exercisable within 60 days of January 10, 1997.

                            DESCRIPTION OF SECURITIES

         The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, $.02 par value per share, of which 4,132,164 shares were issued and outstanding as of December 31, 1996, and 10,000,000 shares of Preferred Stock, $.001 par value per share, of which 60,775 shares were issued and outstanding as of December 31, 1996.

UNITS

         The securities offered hereby are Units consisting of two shares of Common Stock and one Class F Warrant. The shares of Common stock and Class F Warrant included in the Units become separately transferable immediately.

COMMON STOCK

         Holders of the Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." Upon the liquidation, dissolution, or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets of the Company which are legally available for distribution, after payment of all debts and other liabilities. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares being sold by the Company in this offering will be, when issued and delivered, validly issued, fully paid and nonassessable.

PREFERRED STOCK

         The Board of Directors is authorized, subject to any limitations prescribed by the laws of the State of Alaska, but without further action by the Company's shareholders, to provide for the issuance of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the shareholders. The Board of Directors may authorize and issue Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. In addition, the issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company.

         As of December 31, 1996, there were 60,775 shares of 10% noncumulative convertible preferred stock (the "10% Preferred Stock") issued and outstanding. Each holder of 10% Preferred Stock is entitled to receive annual noncumulative dividends at the rate of 10% per annum. Such dividends on the 10% Preferred Stock are payable before any dividends are paid or declared with respect to the Common Stock, and may be paid in Common Stock, at the option of the Company, at the rate of one share of Common Stock per share of 10% Preferred Stock. Each share of 10% Preferred Stock is convertible into one share of Common Stock, subject to adjustment for stock splits, stock dividends and similar events, at the option of the holders thereof or the Company upon giving the holders 30 days' prior notice. The holders of the 10% Preferred Stock are not entitled to vote on any matters and are not entitled to any preemptive rights nor any preference upon liquidation, dissolution or winding-up of the Company.

WARRANTS

         The Class F Warrants will be issued separate from, and not attached to, the Common Stock offered hereby and may be immediately transferred separately from the Common Stock. The Class F Warrants will be issued in registered form pursuant to the terms of a warrant agreement (the "Warrant Agreement") between the Company and American Securities Transfer and Trust, Inc. as warrant agent (the "Warrant Agent"). The following statements are brief summaries of certain provisions of the Warrant Agreement. Copies of the Warrant Agreement may be obtained from the Company or the Warrant Agent and have been filed with the Commission as an exhibit to the Registration Statement of which this Prospectus is a part.

         The Company has authorized the issuance of Class F Warrants to purchase a maximum of 662,500 shares of Common Stock (including 37,500 Class F Warrants issuable upon exercise of the Selected Broker-Dealer's Warrants) and has reserved an equivalent number of shares of Common Stock for issuance upon exercise of such Class F Warrants. The Company will pay cash in lieu of fractional shares. Each Class F Warrant entitles the holder thereof to purchase at any time one share of Common Stock at an exercise price of $5.50 per share of Common Stock until the second anniversary of the date of this Prospectus. The rights to exercise Class F Warrants will terminate at the close of business on the second anniversary of the date of this Prospectus. The Class F Warrants contain provisions that protect the Class F Warrant holders against dilution by adjustment of the exercise price in certain events, including, but not limited to stock dividends, stock splits, reclassification or mergers. Holders of Class F Warrants may not exercise the Class F Warrants for fractional shares. A Class F Warrant holder will not possess any rights as a shareholder of the Company. Shares of Common Stock, when issued upon the exercise of the Class F Warrants in accordance with the terms thereof, will be fully paid and non-assessable.

         The Company may redeem, at any time, some or all of the Class F Warrants at a call price of $.02 per Warrant upon 20 days' prior written notice.

         At any time when the Class F Warrants are exercisable, the Company is required to have a current Registration Statement on file with the Commission and to effect appropriate qualifications under the laws and regulations of states in which the holders of the Class F Warrants reside in order to comply with applicable laws in connection with the exercise of the Class F Warrants and the resale of the Common Stock issued upon such exercise. So long as the Class F Warrants are outstanding, the Company has undertaken to file all post-effective amendments to the Registration Statement required to be filed under the Securities Act, and to take appropriate action under federal law and the securities laws of those states where the Class F Warrants were initially offered to permit the issuance and resale of the Common Stock issuable upon exercise of the Class F Warrants. However, there can be no assurance that the Company will be in a position to effect such action under the federal and applicable state securities laws, and the failure of the Company to effect such action may cause the exercise of the Class F Warrants and the resale or other disposition of the Common Stock issued upon such exercise to become unlawful. The Company may amend the terms of the Class F Warrants, but only by extending the termination date or lowering the exercise price thereof. The Company has no present intention of amending such terms.

         As of December 31, 1996, there were 110,984 Class E Warrants outstanding to purchase an aggregate of 110,984 shares of Common Stock at an exercise price of $5.50 per share. The Class E Warrants were issued in a private placement, became exercisable on July 1, 1995 and expire on December 31, 1997, unless extended by the Board of Directors. The Company may redeem the Class E Warrants at a price of $0.02 per Class E Warrant, upon giving the holders thereof 20 days' prior written notice. If any Class E Warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder thereof will be entitled only to the redemption price. The exercise price of the Class E Warrants and the number of shares of Common Stock underlying such Class E Warrants are subject to adjustment for stock splits, stock dividends and similar events. The Class E Warrants do not contain anti-dilution provisions relating to issuances or sales of Common Stock at prices below the exercise price or the then prevailing market price of the Common Stock. The Class E Warrants may be exercised in whole or in part.

         The Company has previously issued or authorized the issuance of Class A, Class B, Class C and Class D Warrants. The expiration date for all such warrants has lapsed.

TRANSFER AGENT, WARRANT AGENT AND REGISTRAR

         The transfer agent, warrant agent and registrar for the Company's Common Stock and Class F Warrants is American Securities Transfer and Trust, Inc., 1825 Lawrence Street, Suite 444, Denver, Colorado 80202.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of this offering, if the maximum offering amount of 1,250,000 shares are sold, the Company will have 5,382,164 shares of Common Stock outstanding. All of the 1,250,000 shares potentially sold in this offering will be freely transferable by persons other than "affiliates" of the Company (as that term is defined under the Securities Act) without restriction or further registration under the Securities Act.

         Of the remaining outstanding shares of Common Stock, approximately 3,565,466 shares will be "restricted securities" within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption contained in Rule 144. In the absence of agreements with the Selected Broker-Dealers, approximately 3,350,000 of such shares have met the two-year holding period requirement under Rule 144 and are available for immediate sale in the public market. However, pursuant to the terms of the Selected Broker-Dealer Agreement, 3,350,000 shares of such Common Stock owned by officers, directors and other holders, as well as Common Stock obtained by them upon exercise of stock options, may not be sold until six months from the date of this Prospectus without the prior written consent of the Selected Broker-Dealers. The remaining approximately 216,000 shares of Common Stock held by existing shareholders have not met the two-year holding period requirement under Rule 144 and become available for sale in the public market at various times commencing in March, 1997.

         In general, under Rule 144, as currently in effect, a person who has beneficially owned shares for at least two years is entitled to sell, within any three-month period, a number of "restricted" shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale limitations, notice requirements and the availability of current public information about the Company. Rule 144(k) provides that a person who is not deemed an "affiliate" and who has beneficially owned shares for at least three years is entitled to sell such shares at any time under Rule 144 without regard to the limitations described above.

         In addition to the shares of Common Stock that are currently outstanding, a total of (i) 900,000 shares of Common Stock have been reserved for issuance under the Company's stock option plans, (ii) 60,775 shares of Common Stock have been reserved for issuance upon conversion of outstanding shares of Preferred Stock, (iii) 110,984 shares of Common Stock have been reserved for issuance upon exercise of outstanding Class E Warrants at an exercise price of $5.50 per share and (iv) 1,500,000 shares of Common Stock have been reserved for issuance to the former shareholders of Gold Prospectors' Association of America, Inc. upon the occurrence of certain events. Options to acquire 500,000 shares of Common Stock at prices ranging from $2.25 to $4.00 per share have been granted pursuant to the Company's stock option plans. See "Description of Securities;" "Management -- Certain Transactions; -- Stock Option Plans."

         The Company is unable to estimate the number of shares that may be sold in the future by its existing shareholders or the effect, if any, that sales of shares by such shareholders will have on the market price of Common Stock prevailing from time to time. Sales of a substantial number of shares of Common Stock by existing shareholders could adversely affect prevailing market prices.

                              PLAN OF DISTRIBUTION

         The Selected Broker-Dealer Agreement, a copy of which has been filed with the Securities and Exchange Commission as an exhibit to the Registration Statement provides in part as follows:

         The Company will pay Selected Broker-Dealers (the "Selected Broker-Dealers") a commission of 2% and a nonaccountable expense allowance of 2% of the sales price of all Units sold in this offering from referrals by the Company and a commission of 10% and a nonaccountable expense allowance of 2% of the sales price of all other Units sold in this offering. The nonaccountable expense allowance is limited to a maximum of $20,000 on all Units sold.

         At the Closing of the Offering, the Company will sell to the Selected Broker-Dealers for $0.001 per Warrant, Warrants (the "Selected Broker-Dealers' Warrants") entitling the Selected Broker-Dealers to purchase one Unit for each ten Units sold in the Offering for the first 125,000 Units sold and one Unit for each twenty Units sold thereafter. The exercise price of the Selected Broker-Dealers' Warrants shall be $9.60 per Unit. The Selected Broker-Dealers' Warrants will be exercisable three months after the date of the definitive Prospectus and for 21 months thereafter. At any time within the period commencing one year and ending two years after the date of this Prospectus, the Underwriter will have the right to sell its Underwriter's Warrants or Warrant Stock pursuant to a Registration Statement the Company files under the Securities Act of 1933.

         The obligation of the Selected Broker-Dealers to offer Units described herein is subject to (a) the accuracy of the representations and warranties of the Company contained in the Selected Broker-Dealer Agreement, (b) performance by the Company of its obligations contained herein, (c) approval of certain legal matters by the Selected Broker-Dealers or counsel for the Selected Broker-Dealers and (d) the condition, among others, that a Registration Statement on Form SB-2 shall have become effective with the U.S. Securities and Exchange Commission. The Selected Broker-Dealers will agree to cross-indemnify the Company regarding certain matters. In the opinion of the Securities and Exchange Commission, such indemnification is contrary to public policy and therefore, unenforceable.

         The Company is offering a minimum of 25,000 Units and a maximum of 625,000 Units at a purchase price of $8.00 per unit. The Company has not entered into any Selected Dealer Agreement with any NASD member. The Selected Broker-Dealers will make no commitment to sell any of the Units offered hereby and no assurance is given than any of the Units offered hereby will be sold. The Selected Broker-Dealers will agree to use their "best efforts" to sell the Units offered hereby.


         The proceeds from the sale of Units will be held in an Escrow Account at Wells Fargo Bank, Irvine, California or another reputable bank, until a minimum of 25,000 Units have been sold. If at least 25,000 Units are not sold by 120 days from the date of this Prospectus, which date may be extended for an additional period of 60 days by the Company, the proceeds received from investors will be promptly refunded to the investors in full without interest thereon and or deduction of any kind therefrom, such as sales commissions or expenses of the offering. Until the proceeds from the sale of at least 25,000 Units are deposited in escrow investors will not be security holders nor able to demand return of their subscription proceeds.


         All purchasers' checks should be made payable to "Global Outdoors, Inc. -Escrow Account." Certificates evidencing Common Stock and Warrants will be issued to purchasers only if the proceeds from the sale of at least 25,000 Units are actually deposited in escrow and released to the Company pursuant to the Escrow Agreement. Until such time as the proceeds are actually received by the Company and the certificates delivered to the purchasers thereof, such purchasers will be deemed subscribers and not security holders of the Company. During the selling period, purchasers will have no right to demand return of their subscription proceeds. If the minimum proceeds are successfully obtained, the Offering will be continued until completed, until the maximum period of the Offering has elapsed or until the Offering is terminated by the Company whichever occurs first.

         The foregoing is a summary of some of the terms of the Selected Broker-Dealer Agreement which summary does not purport to be complete, and is deemed amplified in all respects by reference to the Selected Broker-Dealer Agreement, copies of which may be examined in the offices of the Company, and the Securities and Exchange Commission, Washington, D.C. See "Additional Information."

                                  LEGAL MATTERS

         The legality of the issuance of the Shares offered hereby and certain other legal matters will be passed upon for the Company by Richard K. Dickson II, Newport Beach, California. Mr. Dickson is an officer and director of the Company. He beneficially owns 301,550 shares of Common Stock of the Company. See "Management" and "Security Ownership of Certain Beneficial Owners and Management."

                                     EXPERTS

         The audited financial statements included in this Prospectus and elsewhere in the Registration statement, to the extent and for the periods indicated in their report, have been audited by Kenneth E. Walsh, certified public accountant, and are included herein in reliance upon the authority of said firms as experts in giving said reports.

                             ADDITIONAL INFORMATION

         A Registration Statement on Form SB-2, including amendments thereto (herein, the "Registration Statement") relating to the Common Stock offered hereby has been filed by the Company with the Securities and Exchange Commission (the "Commission"). This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

         For further information with respect to the Company and the Units offered hereby, reference is made to such Registration Statement, exhibits and schedules.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, files reports, proxy or information statements, and other information with the Commission. Such reports, proxy statements and other information, including a copy of the Registration Statement may be inspected by anyone without charge at the Securities and Exchange Commission's principal office located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices: the New York Regional Office located at 7 World Trade Center, 13th Floor, New York, New York 10048, and the Chicago Regional Office located at Northwestern Atrium Center, 500 West Madison Street, Chicago Illinois 60661-2511 and copies of all or any part thereof may be obtained from the Public Reference Branch of the Commission upon the payment of certain fees prescribed by the Securities and Exchange Commission.

                          INDEX TO FINANCIAL STATEMENTS


UNAUDITED INTERIM FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995:

     Consolidated Balance Sheets    .............................................  FI-2

     Consolidated Statements of Income...........................................  FI-4

     Consolidated Statements of Cash Flows.......................................  FI-5

     Notes to Unaudited Consolidated Financial Statements........................  FI-6

AUDITED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994:

     Independent Auditors Report    .............................................   F-2

     Consolidated Balance Sheets    .............................................   F-3

     Consolidated Statements of Income...........................................   F-5

     Consolidated Statements of Stockholders' Equity.............................   F-6

     Consolidated Statements of Cash Flows.......................................   F-8

     Notes to Consolidated Financial Statements..................................  F-10

                              GLOBAL OUTDOORS, INC.

                        Consolidated Financial Statements
                            for the nine months ended
                           September 30, 1996 and 1995

                                    Unaudited

                     GLOBAL OUTDOORS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                          SEPTEMBER 30              DECEMBER 31
                                                  ---------------------------       -----------
                                                    RESTATED        RESTATED          RESTATED
                                                      1996             1995             1995
                                                  ----------       ----------       ----------
CURRENT ASSETS
  Cash                                            $   36,901       $  278,095       $  458,448
  Current portion of stockholder receivable           40,800           25,892           40,800
  Other receivables                                  134,820          104,469          135,937
  Income taxes receivable                             12,340           86,665           75,281
  Inventories                                        134,675          142,411          192,268
  Prepaid expenses                                   414,415          218,137          536,591
                                                   ---------       ----------       ----------
            Total current assets                     773,951          855,669        1,439,325



MEMBERSHIP RECREATIONAL                              910,547          647,469          646,708
      MINING PROPERTIES (Note 3)


ALASKA RECREATIONAL                                1,535,826        1,574,052        1,550,052
      MINING PROPERTIES (Note 3)

EQUIPMENT AND LEASEHOLD                              420,030           88,389          226,970
      IMPROVEMENTS (Note 3)

STOCKHOLDER RECEIVABLE,
  Interest at 6% $5,000 per month including
  interest, secured by building, less                251,642          316,834          292,616
  current portion

DEPOSITS                                             273,231          428,872          323,226

DEFERRED INCOME TAXES                                502,829                -          301,582

OTHER ASSETS                                         123,694           12,140           67,367
                                                  ----------       ----------       ----------

TOTAL ASSETS                                      $4,791,750       $3,923,425       $4,576,855
                                                  ==========       ==========       ==========







                 See Notes to Consolidated Financial Statements

                     GLOBAL OUTDOORS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                     SEPTEMBER 30                DECEMBER 31
                                                                     ------------                -----------
                                                             RESTATED           RESTATED           RESTATED
                                                               1996               1995               1995
                                                           -----------        -----------        -----------

CURRENT LIABILITIES
   Current maturities of long-term debt                    $   322,417        $   123,347        $   111,387
   Customer deposits                                               100                 --             16,979
   Accounts payable and accrued expenses                       125,210            132,388            159,802
   Deferred revenue, current                                   398,939             74,321            310,756
                                                           -----------        -----------        -----------


            Total current liabilities                          846,666            330,056            598,924

DEFERRED REVENUE, Long term portion                          1,496,217          1,168,205          1,245,852

DEFERRED INCOME TAXES                                               --             73,611                 --

LONG TERM DEBT, Less current portion                         1,017,234            157,565            288,600
                                                           -----------        -----------        -----------

            Total liabilities                                3,360,117          1,729,437          2,133,376
                                                           -----------        -----------        -----------

STOCKHOLDERS' EQUITY (Notes 5 and 6)
   Common stock, $.02 par value; 50,000,000
   shares authorized; shares issued and outstanding:
   4,103,551 at September 30, 1996; 4,074,988 at
   December 31, 1995; and 3,868,758 at
   September 30, 1995                                           82,385             78,562             81,500

   Convertible preferred stock, non voting, 10%
   noncumulative, no liquidation preference,
   $.001 par value; 10,000,000 shares authorized;
   shares issued and outstanding: 61,875 at
   September 30, 1996; 63,195 at December 31,
   1995; and 63,855 at September 30, 1995                           61                 63                 63

   Additional paid-in capital                                2,869,109          2,296,807          2,793,938

   Retained Earnings                                        (1,298,672)           (39,806)          (210,772)

   Less Stock Subscriptions receivable                        (221,250)          (221,250)          (221,250)
                                                           -----------        -----------        -----------

            Total stockholders' equity                     $ 1,431,633        $ 2,193,988        $ 2,443,479
                                                           -----------        -----------        -----------

TOTAL LIABILITIES AND EQUITY                               $ 4,791,750        $ 3,923,425        $ 4,576,855
                                                           ===========        ===========        ===========



                 See Notes to Consolidated Financial Statements

                     GLOBAL OUTDOORS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                        9 Months Ended
                                                        --------------
                                                          SEPTEMBER 30               DECEMBER 31
                                                          ------------               -----------

                                                   RESTATED           RESTATED          RESTATED
REVENUES:                                            1996              1995              1995
                                                 -----------        ----------       -----------
      Alaska/Australia Trip                      $   828,901        $  656,161       $   673,161
      Membership sales                             2,652,324         2,603,623         3,157,971
      Advertising                                    520,648           296,662           449,054
      Management fees                                     --            25,000            30,000
      Interest                                        19,210            25,127            30,781
                                                 -----------        ----------       -----------
            Total Net Revenues                   $ 4,021,083        $3,606,573         4,340,967
                                                 -----------        ----------       -----------
EXPENSES:
      Alaska/Australia trip expenses                 353,090           353,075           357,570
      Advertising                                  1,219,652           877,296         1,058,988
      Bank credit card charges                        44,280            35,248            45,080
      Compensation & related payroll costs         1,050,501           623,447           825,874
      Depreciation                                    93,600           103,366           137,806
      Freight                                         96,358            39,734            69,987
      Insurance                                       47,568            68,101            67,203
      Interest                                        63,430            18,667            38,218
      Merchandise purchases                          246,759           184,262           326,502
      Office supplies                                 31,710            23,323            30,541
      Other                                          100,822            62,440            75,399
      Outside labor                                  133,339            82,791           126,036
      Postage & Delivery                             320,446           243,669           367,301
      Printing                                       264,249           204,616           254,051
      Professional services                          146,089            53,392            62,787
      Property tax                                     7,186             3,393             8,818
      Provision for doubtful contracts                    --             2,759             5,906
      Repairs and maintenance                         50,678            29,992            33,984
      Rent                                            99,439            54,142            87,772
      Shows and seminars                             228,812           118,227           150,496
      Supplies and small tools                       110,024            94,293           106,436
      Tax and license                                 33,379            33,383            32,259
      Telephone and utilities                        183,880           103,243           152,432
      TNN Show                                       574,700                --                --
                                                 -----------        ----------       -----------
            Total expenses                         5,499,991         3,412,859         4,421,446
                                                 -----------        ----------       -----------

      Income before income taxes                  (1,478,908)          193,714           (80,479)

      Income tax expense                            (502,829)           73,611           (30,582)
                                                 -----------        ----------       -----------

      Net income (loss)                          $  (976,079)       $  120,103       $   (49,897)
                                                 -----------        ----------       -----------

      Earnings per share (Note 6)                $     (0.23)       $     0.03       $     (0.01)
                                                 ===========        ==========       ===========




                 See Notes to Consolidated Financial Statements

                     GLOBAL OUTDOORS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                 Period Ended September 30
                                                 -------------------------
                                                   1996             1995
                                                 ---------        ---------
Cash flows from operating activities             $(824,337)       $  (7,913)

Cash flows (used in) investing activities,
     purchase of equipment                        (536,874)        (787,816)

Cash flows (used in) financing activities,
     payments on long-term debt                    939,664          308,711
                                                 ---------        ---------

Net increase (decrease) in cash                  $(421,547)       $(487,018)

     Cash at beginning of period                 $ 458,448        $ 765,113
                                                 ---------        ---------

     Cash at end of period                       $  36,901        $ 278,095
                                                 =========        =========



                 See Notes to Consolidated Financial Statements

                     GLOBAL OUTDOORS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of business:

The Company owns and operates The Outdoor Channel, the first national television network devoted solely to outdoor activities, such as hunting, fishing, scuba diving, camping, RV-ing and recreational gold prospecting. The Company's other business activities consist of the promotion and sale of an "Alaska trip", a recreational gold mining expedition to the Company's Cripple River property located near Nome, Alaska, and the sale of Lost Dutchman's, (LDMA-AU, Inc.) Memberships which entitles members to engage in recreational prospecting on its California, Oregon, Alaska, Nevada, Arizona, Colorado, Georgia, North Carolina and South Carolina properties. The company has also signed a mutual use agreement with another organization whose members are entitled to engage in recreational mining on certain of each other's properties. The Company also receives revenues from the sale of memberships in a gold prospecting club, revenue from advertisers in a bi-monthly magazine, advertising revenue through cable television programming d/b/a the Outdoor Channel and through merchandise sales. Effective July 23, 1996, the Company changed its name from Global Resources, Inc. to Global Outdoors, Inc. which change is reflected throughout these statements.

A summary of the Company's significant accounting policies is as follows:

Management Statement:

The interim financial statements for the period January 1 through September 30 1996, include all adjustments which in the opinion of management are necessary in order to make the financial statements not misleading. Said financial statements have been restated as further described in Note 2 herein.

The Principles of Consolidation:

The consolidated financial statements include the accounts of Global Outdoors, Inc. and its wholly-owned subsidiaries, LDMA-AU, Inc., Big "M" Mining Company, Inc., Gold Prospectors' Association of American, Inc. (GPAA) and The Outdoor Network, Inc. which operates a satellite and cable television channel.

Business Combination:

On February 10, 1995, the Company effected a business combination with GPAA by exchanging 2,500,000 shares of its common stock for all the common stock of GPAA. GPAA was 100% owned by the majority stockholders of the Company. The agreement also calls for an additional 1,500,000 shares of common stock to be issued if certain earnings or valuation levels are attained. The principal business of GPAA is the sales of memberships in a gold prospecting club. The GPAA also generates revenue from advertisers in a bimonthly magazine and through merchandise sales. The combination was accounted for in manner similar to a pooling of interests. GPAA previously had a year-end of February 28 and as a result of the combination has adopted a December 31 fiscal year-end. The income and cash flows for two months ended February 28, 1994 are included in both of the twelve months ended December 31, 1995 and 1994. The duplication of the income for these two months totals $21,667 and is eliminated in the statement of retained earnings.

                     GLOBAL OUTDOORS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Reference to Forms 10-KSB and 10-K:

Please refer to the Company's Form 10-KSB and amendment thereto dated January 1997 for the year ended December 31, 1995 and Form 10-K for the year ended December 31, 1994 for additional information and disclosures which may be of interest to the reader hereof.

Recently Issued Accounting Pronouncements:

In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of." The Company has adopted SFAS No. 121. SFAS No. 121 establishes recognition and measurement criteria for impairment losses when the Company no longer expects to recover the carrying value of a long-lived asset. The effect on the consolidated financial statements of adopting SFAS was not material.

In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." The accounting or disclosure requirements of this statement are effective at the Company's fiscal year-ended 1996. It is currently anticipated that the Company will continue to account for stock-based compensation using Accounting Principles Board Opinion No. 25 and the impact of SFAS 123 has not yet been determined.

Membership Recreational Mining Properties:

Membership recreational mining properties consist primarily of land, are held for membership sales and are recorded at the lower of cost or estimated net realizable value.

Alaska Recreational Mining Properties:

Alaska recreational mining properties consist primarily of land, buildings and equipment, are recorded at cost, net of accumulated depreciation on the buildings and equipment provided on a straight-line basis over the estimated economic lives of between 5 and 10 years.

Equipment and leasehold improvements:

Equipment and leasehold improvements are carried at cost. Depreciation is calculated using accelerated methods over the estimated useful lives of the assets.

Revenue recognition:


Revenue on the "Alaska trip" income is recognized when trips are taken. Trips are taken in June through August of each year.



The Company has sold memberships in its Lost Dutchman's club primarily on an installment basis. Memberships include contracts that give purchasers recreational prospecting and mineral rights to the Company's land and rights to use the land and facilities for camping and recreational vehicle parking. The contracts are generally noninterest bearing, unsecured and provide for a down payment and monthly installments of $25 or $30 for periods of up to ten years. No deferred revenue or accounts receivable have been recorded for amounts not yet due under the contract terms due to uncertainty with respect to collection. Sales revenue is recognized based upon a weighted average ten year straight line method. The ten year weighted average method was established

                     GLOBAL OUTDOORS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

based upon historical membership longevity taking into consideration member defaults and withdrawals. Deposits are taken with new sales contracts, which are fully refundable for 10 days.


The Company also sells Gold Prospecting club memberships for periods varying from one year to lifetime memberships. For nonlifetime memberships, revenue is recognized over the life of the membership. Approximately 10% of the Gold Prospecting club members are members of the Lost Dutchman's club referred to in the paragraph above. Based on demographics, the Gold Prospecting club members have a longer term than the Lost Dutchman's members. Management estimates the expected period of time a lifetime member is active in the membership club to be fifteen years. Accordingly, for lifetime memberships, revenue is recognized on a straight line basis over fifteen years. Effective March 1, 1994, the expected period of time a lifetime member is active in the membership club was extended from ten to fifteen years as it was determined that lifetime members are remaining active on average approximately fifteen years.


Reclassification:

Certain prior year amounts in the consolidated financial statements have been reclassified to conform to the current year presentation.

Advertising:

Advertising costs are charged to income as incurred and production costs of advertising are expensed the first time the advertising takes place except for production costs related to the TNN show.

Income taxes:

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of the enactment.

NOTE 2.  RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS

The Company's December 31. 1995 and 1994 consolidated financial statements and September 30, 1996 and 1995 consolidated financial statements have been restated to reflect the above stated revenue recognition policy for its Lost Dutchman's membership sales from a policy of recognizing most of the revenue upon execution of a sales contract and the expiration of the refund period as previously reported. In addition, the consolidated financial statements have been restated to eliminate all barter advertising revenue as previously reported. The Company's changes in accounting policy and in revenue recognition policy have resulted in the following changes in sales revenue, operating expenses and profits for the nine months ended September 30, 1996 and 1995:


                                                 Change in
                             As Previously       LDMA Sales           Barter
                                Reported         Accounting         Eliminated        As Restated
                             -------------      ------------        -----------       -----------
9-30-95

Assets                         $7,251,171       $(3,327,746)       $        --        $3,923,425
Shareholder equity              4,343,099        (2,295,496)                --         2,047,603
Total net revenue               7,416,683        (1,028,710)        (2,781,400)        3,606,573
Operating expenses              6,363,544          (169,295)        (2,781,400)        3,412,859
                               ----------       -----------        -----------        ----------
   Net income before tax        1,053,129          (859,415)                --           193,714
Income tax expense                292,500          (218,889)                --            73,611
   Net income                     760,629          (218,889)                --           120,103
   Earnings per share          $      .19       $      (.16)       $        --        $      .03

                    GLOBAL OUTDOORS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9-30-96
Assets                       $10,265,021       $(5,302,294)       $        --        $ 4,962,727
Shareholder equity             5,507,713        (3,905,103)                --          1,602,610
Total net revenue              9,706,649        (2,606,941)        (3,077,625)         4,021,083
Operating expenses             8,892,472          (314,856)        (3,077,625)         5,499,991
                              ----------       -----------        -----------        -----------
   Income before income          814,177        (2,293,085)                --         (1,478,908)
       tax
Income tax expense               295,000          (797,829)                --           (502,829)
Net income                       519,177        (1,495,256)                --           (976,079)

Earnings per share           $       .12       $      (.35)       $        --        $      (.23)

As of December 31, 1995 scheduled payments and amounts to be recognized as income in future years from existing Lost Dutchman's membership sales contracts are:


                                      Scheduled      Revenue to Be
                                      Payments        Recognized
                                      --------        ----------
                1996                 $  981,624       $1,072,865
                1997                    902,957        1,072,865
                1998                    800,538        1,072,865
                1999                    698,617        1,072,865
                2000                    426,045        1,045,332
                2001 and after        1,465,629        3,486,377
                                     ----------       ----------
                Total                $5,275,410       $8,823,169
                                     ==========       ==========


NOTE 3.  PROPERTY, PLANT AND EQUIPMENT

The components of property, plant and equipment are as follows:


                                                September 30        September 30       December 31
                                                ------------        ------------       -----------

                                                    1996               1995               1995
                                                 -----------        -----------        -----------
Membership recreational mining properties:
   Land                                          $   859,677        $   600,677        $   604,477
   Buildings and improvements                         79,985             67,396             66,845
                                                 -----------        -----------        -----------
                                                     939,662            668,073            671,322
     Less accumulated depreciation                   (29,105)           (20,604)           (24,605)
                                                 -----------        -----------        -----------
                                                 $   910,557        $   647,469        $   646,717
                                                 ===========        ===========        ===========
Alaska recreational mining properties:
   Land                                          $ 1,204,773        $ 1,202,373        $ 1,202,373
   Buildings and improvements                        444,549            444,549            444,549
   Vehicles and equipment                            888,511            839,137            842,137
                                                 -----------        -----------        -----------
                                                   2,537,833          2,486,059          2,489,059
     Less accumulated depreciation                (1,002,007)          (912,007)          (939,007)
                                                 -----------        -----------        -----------


                                                 $ 1,535,826        $ 1,574,052        $ 1,550,052
                                                 ===========        ===========        ===========
Equipment and leaseholds improvements:
   Furniture and fixtures                        $    63,730        $    17,414        $    38,914
   Equipment                                         425,800            124,739            255,259
   Vehicles                                           99,033             94,102             94,102
   Leasehold improvements                             27,748              8,876              8,876
                                                 -----------        -----------        -----------
                                                     616,311            245,131            397,151
     Less accumulated depreciation                  (196,281)          (156,742)           170,181
                                                 -----------        -----------        -----------

                                                 $   420,030        $    88,389        $   226,970
                                                 ===========        ===========        ===========




                     GLOBAL OUTDOORS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



 NOTE 4.  LONG-TERM DEBT

 The Company purchased the Vein Mountain Camp for $250,000 to add to its Lost Dutchman's holdings in February 1996. The Camp consists of 130 deeded acres located in the middle of North Carolina's motherlode. There are presently no improvements on the property. There is camping for up to 250 self-contained recreational vehicles. In connection with the purchase the Company executed a note payable to individuals in the amount of $200,000 secured by Deed of Trust on the land. The note is payable in monthly installments of interest at 7.5% ($1,250 per month) plus annual principal payments due April 1997 and every January thereafter of $50,000. The Company made significant draws on its bank line of credit increasing the amount drawn from $33,139 as of December 31, 1995 to $328,061 as of September 30, 1996. In September 1996, the Company converted $450,000 of its bank line of credit to a long term loan bearing interest at 9.75% with $12,500 in principal payable monthly and interest on the balance payable monthly.

 NOTE 5.  STOCKHOLDERS' EQUITY

 In February of 1992, the Board of Directors authorized a one-for-twenty reverse stock split which reduced the number of outstanding common shares from 12,250,435 to 612,521. The par value of the Company's common stock was simultaneously increased from $.001 a share to $.02 a share. All per share amounts for prior years have been restated to give retroactive effect to the reverse stock split.

 In August 1994, the Board of Directors authorized a two-for-one forward stock split which increased the number of outstanding shares from 1,920,955 to 3,841,910. The par value of the Company's common stock was not changed.

 In July 1996 the stockholders approved increasing the authorized number of shares of Common Stock to 50,000,000 shares.

 NOTE 6.  EARNINGS PER SHARE

 Earnings per share are based on the weighted average number of common and common equivalent shares outstanding during the year. On September 30, 1996 and 1995, the weighted average number of shares for computing earnings per share were 4,312,550 and 4,101,063, respectively.

 NOTE 7.  SUBSEQUENT EVENTS

 On October 15, 1996, a new independent accounting firm, Arthur Andersen, LLP was engaged by the Company as its principal accountants to audit the Company's financial statements for the year ended December 31, 1996.

                              GLOBAL OUTDOORS, INC.
                                AND SUBSIDIARIES

                        CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1994 AND 1995

                                KENNETH E. WALSH
                           CERTIFIED PUBLIC ACCOUNTANT
                               3820 DEL AMO BLVD.
                                    SUITE 305
                               TORRANCE, CA 90503






                          INDEPENDENT AUDITOR'S REPORT




To the Board of Directors
Global Outdoors, Inc.
Temecula, California



I have audited the accompanying consolidated Balance sheets of Global Outdoors, Inc. and Subsidiaries as of December 31, 1995 and 1994 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these statements based on my audits.

I conducted my audits in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Global Outdoors, Inc. and Subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

The accompanying 1995 and 1994 consolidated financial statements have been restated to reflect adjustments discussed in note 2.



Kenneth E. Walsh
Certified Public Accountant
January 20, 1997

GLOBAL OUTDOORS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1995 AND 1994



                                              ASSETS
                                                              Restated         Restated
                                                             ----------       ----------
                                                                1995             1994
                                                             ----------       ----------
CURRENT ASSETS
   Cash  (Note 11)                                           $  458,448       $  765,113
   Current portion of stockholder receivable (Note 6)            40,800           25,892
   Other receivables, net                                       135,937           76,879
   Income taxes receivable                                       75,281           86,665
   Inventories                                                  192,268           30,000
   Prepaid expenses                                             536,591          131,853
                                                             ----------       ----------

     Total current assets                                     1,439,325        1,116,402


MEMBERSHIP RECREATIONAL
   MINING PROPERTIES (Note 3)                                   646,717          433,559

ALASKA RECREATIONAL
   MINING PROPERTIES (Note 3)                                 1,550,052        1,585,302

EQUIPMENT AND LEASEHOLD
   IMPROVEMENTS                                                 226,970           69,666

STOCKHOLDER RECEIVABLE,
   Interest at 6% $5,000 per month including interest,
   secured by building, less current portion (Note 6)           292,616          342,570

DEPOSITS (Note 10)                                              323,226           38,000

OTHER ASSETS                                                     97,949           28,640
                                                             ----------       ----------

TOTAL ASSETS                                                 $4,576,855       $3,614,139
                                                             ==========       ==========




                 See Notes to Consolidated Financial Statements

GLOBAL OUTDOORS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1995 AND 1994


                     LIABILITIES AND STOCKHOLDERS' EQUITY
                                                             Restated           Restated
                                                           -----------        -----------
                                                              1995               1994
                                                           -----------        -----------

CURRENT LIABILITIES
   Current maturities of long-term debt (Note 4)           $   111,387        $    29,060
   Customer deposits                                            16,979              5,320
   Accounts payable and accrued expenses                       159,802            221,556
   Deferred revenue, current                                   310,756            318,801
                                                           -----------        -----------


     Total current liabilities                                 598,924            574,737

DEFERRED REVENUE, Long term portion                          1,245,852            926,307

DEFERRED INCOME TAXES (Note 7)                                      --            127,352

LONG TERM DEBT, Less current portion (Note 4)                  288,600            181,120
                                                           -----------        -----------

     Total liabilities                                       2,133,376          1,809,716
                                                           -----------        -----------

STOCKHOLDERS' EQUITY (Notes 5 and 12)
   Common stock, $.02 par value; 5,000,000
   shares authorized; shares issued and outstanding;
   1995 4,074,988; 1994 3,843,410                               81,500             76,868

   Convertible preferred stock, non voting, 10%
   noncumulative, no liquidation preference,
   $.001 par value; 10,000,000 shares authorized;
   shares issued and outstanding: 1995 63,195;
   1994 65,455                                                      63                 65

   Additional paid-in capital                                2,793,938          2,060,520

   Retained Earnings                                          (210,772)          (111,780)

   Stock Subscriptions receivable                             (221,250)          (221,250)
                                                           -----------        -----------

     Total stockholders' equity                            $ 2,443,479        $ 1,804,423
                                                           -----------        -----------

TOTAL LIABILITIES AND EQUITY                               $ 4,576,855        $ 3,614,139
                                                           ===========        ===========




                 See Notes to Consolidated Financial Statements

GLOBAL OUTDOORS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
DECEMBER 31, 1995 AND 1994


                                                Restated          Restated
                                              -----------        ----------
REVENUES:                                         1995              1994
                                              -----------        ----------
   Alaska/Australia Trip                      $   673,161        $  981,671
   Membership sales                             3,157,971         2,967,758
   Advertising                                    449,054           338,240
   Management fees (Note 6)                        30,000            25,000
   Gain on sale of land                                --            30,983
   Interest                                        30,781            41,450
                                              -----------        ----------

     Total Net Revenues                         4,340,967         4,385,102


EXPENSES:
   Alaska/Australia trip expenses                 357,570           453,408
   Advertising                                  1,058,988           641,814
   Bank charges                                    45,080            31,908
   Compensation & related payroll costs           825,874           587,643
   Depreciation                                   137,806           148,000
   Freight                                         69,987            66,569
   Insurance                                       67,203            24,009
   Interest                                        38,218            19,992
   Merchandise purchases                          326,502           254,508
   Office supplies                                 30,541            27,646
   Other                                           75,399           144,976
   Outside labor                                  126,036            49,998
   Postage & Delivery                             367,301           295,128
   Printing                                       254,051           306,051
   Professional services                           62,787           311,367
   Property tax                                     8,818             1,214
   Provision for doubtful contracts                 5,906                --
   Repairs and maintenance                         33,984            17,563
   Rent (Note 6)                                   87,772            53,393
   Shows and seminars                             150,496            62,642
   Supplies and small tools                       106,436            54,741
   Tax and license                                 32,259             8,082
   Telephone and utilities                        152,432           138,548
                                              -----------        ----------
      Total expenses                            4,421,446         3,699,200
                                              -----------        ----------


      Income before income taxes                  (80,479)          685,902

Income tax expense (Note 7)                       (30,582)          260,643
                                              -----------        ----------

      Net income (loss)                       $   (49,897)       $  425,259
                                              -----------        ----------

Earnings per share (Note 12)                  $     (0.01)       $     0.11
                                              ===========        ==========



                 See Notes to Consolidated Financial Statements

GLOBAL OUTDOORS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                Common Stock               Preferred Stock
                                                ------------               ---------------
                                            Shares        Amounts       Shares       Amounts
                                          ---------       -------       -------      -------
Balance, December 31, 1993                1,914,303       $38,286        69,515        $ 69
Preferred stock converted to
   common stock                               1,780            36        (3,560)         (4)
Common stock issued for
   services                                     500            10            --          --
Common stock issued as
   dividend on preferred stock                3,472            69            --          --
Common stock issued for land                    900            18            --          --
Two for one forward stock
   split (Note 5)                         1,920,955        38,419            --          --
Preferred stock converted to
   common stock                                 500            10          (500)         --
Common stock issued for
   services                                   1,000            20            --          --
Elimination of duplicate income due
   to change in year end (Note 8)                --            --            --          --
Net income                                       --            --            --          --
                                          ---------       -------       -------        ----
Balance, December 31, 1994                3,843,410        76,868        65,455          65

Preferred stock converted to                  2,260            45        (2,260)         (2)
   common stock
Common stock issued for services             27,670           553            --          --
Common stock issued for private
   placement                                195,102         3,902            --          --
Common stock issued as dividend
   on preferred stock                         6,546           132            --          --
Net income (loss)                                --            --            --          --
                                          ---------       -------       -------        ----
Balance, December 31, 1995                4,074,988       $81,500        63,195        $ 63
                                          =========       =======       =======        ====



See Notes to Consolidated Financial Statements

GLOBAL OUTDOORS, INC. AND SUBSIDIARIES

YEARS ENDED DECEMBER 31, 1995 AND 1994


                                            Additional         Retained      Common Stock
                                              paid in          earnings      subscriptions
                                              capital          (deficit)      (Receivable)          TOTAL
                                            -----------        ---------        ---------        -----------

Balance, 12/31/93                           $ 2,067,766        $(494,540)       $(221,250)       $ 1,390,331
Preferred stock converted to
   common stock                                     (32)              --               --                 --
Common stock issued for
   services                                       2,990               --               --              3,000
Common stock issued as
   dividend on preferred
   stock                                         20,763          (20,832)              --                 --
Common stock
   issued for land                                4,482               --               --              4,500
Two for one forward stock
   split (Note 5)                               (38,419)              --               --                 --
Preferred stock converted to
   common stock                                     (10)              --               --                 --
Common stock issued for
   services                                       2,980               --               --              3,000
Elimination of duplicate
   income due to change in                                                             --
   year end (Note 8)                                 --          (21,667)                            (21,667)
Net income                                           --          425,259               --            425,259
                                            -----------        ---------        ---------        -----------
Balance, 12/31/94                             2,060,520         (111,780)        (221,250)         1,804,423

Preferred stock converted
   to common stock                                  (43)              --               --                 --
Common stock issued
   for services                                 109,871          (22,911)              --             87,513
Common stock issued
   for private placement                        597,538               --               --            601,440
Common stock issued
  as dividend on
  preferred stock                                26,052          (26,184)              --                 --
Net income (loss)                                    --          (49,897)              --            (49,897)
                                            -----------        ---------        ---------        -----------
Balance, 12/31/95                           $ 2,793,938        $(210,772)       $(221,250)       $ 2,443,479
                                            ===========        =========        =========        ===========


See Notes to Consolidated Financial Statements

GLOBAL OUTDOORS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1995 AND 1994


                                                               Restated         Restated
                                                               ---------        ---------
                                                                 1995             1994
                                                               ---------        ---------

Cash Flows from Operating Activities
   Net income (loss)                                           $ (49,897)       $ 425,259
   Adjustments to reconcile net income (loss) to net
     cash provided by (used in) operating activities:
     Elimination of duplicated income                                 --          (21,667)
     Depreciation                                                137,806          148,000
     Provision for doubtful accounts                               5,906               --
     Deferred income taxes                                      (157,934)         127,352
     Common stock issued for services                             87,513            6,000
     Change in assets and liabilities:
      (Increase) decrease in:
         Membership sales contracts receivable                  (247,126)        (163,667)
         Prepaid expenses                                       (567,006)         (55,228)
         Other assets                                            (38,736)         (26,500)
         Other receivables                                        97,794            9,568
         Income taxes receivable                                  11,384          (86,665)
      Increase in accounts payable accrued
         expenses, income taxes payable, customer
         deposits and deferred revenue                           563,660          167,318
                                                               ---------        ---------
            Net cash provided by operating activities           (156,636)         529,770
                                                               ---------        ---------

Cash Flows from Investing Activities
   Purchase of property, equipment and
     leasehold improvements                                     (250,851)        (275,547)
   Increase in deposits                                         (285,226)         (38,000)
   Principal payments received on stockholder receivable          35,046           16,395
   Purchase of membership properties                            (222,158)        (125,246)
   Gain on sale of land                                                           (30,983)
   Proceeds from sale of land                                                      32,983
                                                               ---------        ---------
            Net cash provided by (used in)
              financing activities                              (723,189)        (420,398)
                                                               ---------        ---------

Cash Flows from Financing Activities
   Proceeds from private placement                               601,440               --
   Principal payments on long-term debt                          (28,280)         (26,423)
                                                               ---------        ---------
            Net cash (used in) financing activities              573,160          (26,423)
                                                               ---------        ---------

            Net increase (decrease) in cash                     (306,665)          82,949
Cash
   Beginning                                                     765,113          682,164
                                                               ---------        ---------

   Ending                                                      $ 458,448        $ 765,113
                                                               =========        =========


See Notes to Consolidated Financial Statements

GLOBAL OUTDOORS, INC. AND SUBSIDIARIES

YEARS ENDED DECEMBER 31, 1995 AND 1994




                                                              Restated      Restated
                                                              --------      --------
                                                                1995          1994
                                                              --------      --------
Supplemental Disclosures of Cash Flow Information
   Cash paid for:
     Income taxes                                             $11,384       $423,764
                                                              =======       ========

     Interest                                                 $38,218       $ 19,992
                                                              =======       ========

Supplemental Disclosures of Noncash Investing and
   Financing Activities
   Land acquired with seller financing                        $93,373       $100,000
                                                              =======       ========

   Common stock issued in exchange for land                   $     -       $  4,500
                                                              =======       ========
   Common stock issued for services                           $87,513       $  6,000
                                                              =======       ========
   Common stock issued as a dividend on preferred stock       $26,184       $ 20,832
                                                              =======       ========



                 See Notes to Consolidated Financial Statements

GLOBAL OUTDOORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1.  NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of business:

The Company owns and operates The Outdoor Channel, the first national television network devoted solely to outdoor activities, such as hunting, fishing, scuba diving, camping, RV-ing and recreational gold prospecting. The Company's other business activities consist of the promotion and sale of an "Alaska trip", a recreational gold mining expedition to the Company's Cripple River property located near Nome, Alaska, and the sale of Lost Dutchman's, (LDMA-AU, In c.) memberships which entitled members to engage in recreational prospecting on its California, Oregon, Alaska, Nevada, Arizona, Colorado, Georgia, North Carolina and South Carolina properties. The Company has also signed a mutual use agreement with another organization whose members are entitled to engage in recreational mining on certain of each other's properties. The Company also receives revenues from the sale of memberships in a gold prospecting club, Gold Prospectors' Association of American, Inc. ("GPAA"), revenue from advertisers in a bi-monthly magazine, advertising revenue through cable television programming d/b/a The Outdoor Channel and through merchandise sales. Effective July 23, 1996, the Company changed its name from Global Resources, Inc. to Global Outdoors, Inc. which change is reflected throughout these statements.

A summary of the Company's significant accounting policies is as follows:

The Principles of Consolidation:

The consolidated financial statements include the accounts of Global Outdoors, Inc. and its wholly-owned subsidiaries, LDMA-AU, Inc., Big "M" Mining Company, Inc., Gold Prospectors' Association of American, Inc. and The Outdoor
Channel, Inc. which operates a satellite and cable television channel.

Membership Recreational Mining Properties:

Membership recreational mining properties consist primarily of land, are held for membership sales and are recorded at the lower of cost or estimated net realizable value.

Alaska Recreational Mining Properties:

Alaska recreational mining properties consist primarily of land, buildings and equipment, are recorded at cost, net of accumulated depreciation on the buildings and equipment provided on a straight-line basis over the estimated economic lives which in general is 10 years.

Equipment and leasehold improvements:

Equipment and leasehold improvements are carried at cost. Depreciation is calculated using accelerated methods over the estimated useful lives of the assets.

Revenue recognition:


Revenue on the "Alaska trip" income is recognized when trips are taken. Trips are taken in June through August each year.


The Company has sold memberships in its Lost Dutchman's club primarily on an installment basis. Memberships include contracts that give purchasers recreational prospecting and mineral rights to the

GLOBAL OUTDOORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



Company's land and rights to use the land and facilities for camping and recreational vehicle parking. The contracts are generally noninterest bearing, unsecured and provide for a down payment and monthly installments of $25 for periods of up to ten years. No deferred revenue or accounts receivable have been recorded for amounts not yet due under the contract terms due to uncertainty with respect to collection. Sales revenue is recognized based upon a weighted average ten year straight line method. The ten year weighted average method was established based upon historical membership longevity taking into consideration member defaults and withdrawals. Deposits are taken with new sales contracts, which are fully refundable for 60 days.

The Company also sells Gold Prospecting club memberships for periods varying from one year to lifetime memberships. For nonlifetime memberships, revenue is recognized over the life of the membership. Approximately 10% of the Gold Prospecting club members are members of the Lost Dutchman's club referred to in the paragraph above. Based on demographics, the Gold Prospecting club members have a longer term than the Lost Dutchman's members. Management estimates the expected period of time a lifetime member is active in the membership club to be fifteen years. Accordingly, for lifetime memberships, revenue is recognized on a straight line basis over fifteen years. Effective March 1, 1994, the expected period of time a lifetime member is active in the membership club was extended from ten to fifteen years as it was determined that lifetime members are remaining active on average approximately fifteen years.


Reclassification:

Certain prior year amounts in the consolidated financial statements have been reclassified to conform to the current year presentation.

Advertising:

Advertising costs are charged to income as incurred and production costs of advertising are expensed the first time the advertising takes place.

Income taxes:

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of the enactment.

NOTE 2.  RESTATEMENT OF CONSOLIDATED FINANCIAL STATEMENTS

The Company's 1995 and 1994 consolidated financial statements have been restated to reflect the above stated revenue recognition policy for its Lost Dutchman's membership sales from a policy of recognizing most of the revenue upon execution of a sales contract and the expiration of the refund period as previously

GLOBAL OUTDOORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

reported. In addition, the consolidated financial statements have been restated to eliminate all barter advertising revenue as previously reported. The Company's changes in accounting policy and in revenue recognition policy have resulted in the following changes in sales revenue, operating expenses and profits:

                                                      Change in
                                 As Previously       LDMA Sales              Barter
                                   Reported          Accounting            Eliminated            As Restated
                                  ----------        ------------           -----------           -----------
1994
----

Total assets                      $5,927,729          $(2,313,585)          $        --           $ 3,614,139
Shareholder equity                 3,267,398           (1,462,975)                   --             1,804,423
Total net revenue                  7,330,574           (1,257,653)           (1,687,819)            4,385,102
Operating expenses                 5,683,110             (296,091)           (1,687,819)            3,699,200
                                  ----------          -----------           -----------           -----------
   Net income before tax           1,647,464             (961,562)                   --               685,902
Income tax expense                   654,043             (393,400)                   --               260,643
   Net income                        993,421             (568,162)                   --               425,259
   Earnings per share             $      .26          $      (.15)          $        --           $       .11



1995
----

Assets                            $8,515,312          $(3,938,457)          $        --           $ 4,576,855
Shareholders equity                4,912,483           (2,469,004)                   --             2,443,479
Total net revenue                  9,691,736           (1,968,819)           (3,381,950)            4,340,967
Operating expenses                 8,174,066             (370,670)           (3,381,950)            4,421,446
                                  ----------          -----------           -----------           -----------
   Income before income tax        1,517,670           (1,598,149)                   --               (80,479)

Income tax expense                   561,538             (592,120)                   --               (30,582)
Net income                           956,132           (1,006,029)                   --               (49,897)

Earnings per share                $      .23          $      (.24)          $        --           $      (.01)


As of December 31, 1995 scheduled payments and amounts to be recognized as income in future years from existing Lost Dutchman's membership sales contracts are:


                                     Scheduled          Revenues to Be
                                      Payments            Recognized
                                     ----------         --------------
             1996                    $  981,624          $1,072,865
             1997                       902,957           1,072,865
             1998                       800,538           1,072,865
             1999                       698,617           1,072,865
             2000                       426,045           1,045,332
             2001 and after           1,465,629           3,486,377
                                     ----------          ----------
             Total                   $5,275,410          $8,823,169
                                     ==========          ==========

GLOBAL OUTDOORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.  PROPERTY, PLANT AND EQUIPMENT

The components of property, plant and equipment are as follows:


                                                        1995                  1994
                                                    -----------           -----------
Membership recreational mining properties:
   Land                                             $   604,477           $   384,568
   Buildings and improvements                            66,845                64,596
                                                    -----------           -----------
                                                        671,322               449,164

Less accumulated depreciation                           (24,605)              (15,605)
                                                    -----------           -----------

                                                    $   646,717           $   433,559
                                                    ===========           ===========

Alaska recreational mining properties:
   Land                                             $ 1,202,373           $ 1,202,373
   Buildings and improvements                           444,549               444,549
   Vehicles and equipment                               842,137               796,387
                                                    -----------           -----------
                                                      2,489,059             2,443,309
Less accumulated depreciation                          (939,007)             (858,007)
                                                    -----------           -----------

                                                    $ 1,550,052           $ 1,585,302
                                                    ===========           ===========

                                                        1995                  1994
                                                    -----------           -----------
Equipment leasehold improvements:
  Furniture and fixtures                            $    38,914           $     3,477
  Equipment                                             255,259                96,688
  Vehicles                                               94,102                89,926
  Leasehold improvements                                  8,876                 1,950

Less accumulated depreciation                           170,181               122,375
                                                    -----------           -----------

                                                    $   226,970           $    69,666
                                                    ===========           ===========


NOTE 4.  LONG-TERM DEBT

Long-term debt consists of the following:


                                                           1995             1994
                                                         --------          -------
Note payable to an individual, secured by first
   deed of trust on land, payable in monthly
   installments of $746 including interest at
   9.5%, balance due August 1998.                        $ 65,889          $68,348

Note payable to finance companies, secured by
   vehicles, payable in monthly installments
   including interest ranging from 2.9% to
   12.5%.                                                 109,019           42,965

Notes payable to an individual, secured by
   first deed of trust on land, payable in
   monthly installments of $900 including
   interest at 8.0%, balance due June 1996.                93,373               --

GLOBAL OUTDOORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Line of Credit payable to a bank, unsecured,
   payable on a revolving payment plan
   Total available balance is $500,000
   Monthly installments currently at $727
   including interest at 9.5%.                          33,139                --

Note payable to individuals, secured by deed
   of trust, payable in monthly installments
   of $808 including interest at 9.5%,
   balance due January 2001.                            98,567            98,867
                                                      --------          --------
                                                       399,987           210,180
Less current maturities                                111,387            29,060
                                                      --------          --------

Total Long Term Debt                                  $288,600          $181,120
                                                      ========          ========

The aggregate maturities of long-term debt as of December 31, 1995 are as follows:


             1996                                    $111,387
             1997                                      31,240
             1998                                      86,590
             1999                                      63,280
             2000                                      46,210
             Thereafter                                61,280
                                                     --------

                                                     $399,987
                                                     ========


NOTE 5.  STOCKHOLDERS' EQUITY

Preferred stock:

During 1990, the company issued 71,835 shares of 10% noncumulative, convertible, exchangeable, nonvoting preferred stock at $.001 par value for $5 per share. The preferred shares have no liquidation preference over the Company's common stock. The preferred shares are convertible at any time at the option of the holder into common stock at the rate of one share of common stock for one share of preferred stock. The preferred stock is exchangeable at the option of the Board of Directors, in whole or in part, at the same rate of one share of common stock for one share of preferred stock.

Stock option plan:

On February 8, 1986, the Company granted certain stockholders and other individuals the option to purchase 112,500 shares of $.02 par value common stock for $5.00 per share over a period of five years. On June 28, 1990, the Company amended its stock option plan by terminating options to purchase 16,000 shares and granting options to purchase an additional 5,500 shares to certain stockholders and individuals. On June 15, 1993, the Company further amended its stock option plan by granting options to purchase additional 118,000 shares, at $4.50 per share and extending the life of all the options through July 1, 1997.

GLOBAL OUTDOORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Due to a two for one forward stock split authorized by the Board of Directors in August, 1994, the options prices were revised from $5.00 and $4.50 to $2.50 and $2.25 per share and the number of options outstanding were doubled. The stock option plan includes a provision under which the Company will purchase the options from the holder's estate at the agreed upon price upon death of the holder. During 1995 a new stock option plan was adopted but no options were granted under this stock option plan.

Transactions during the years ended December 31, 1993 through 1995 are summarized as follows:

                                                             Options
                                                           Outstanding
                                                           -----------

     Balance, December 31, 1993                              175,000
        Options exercised                                          -
        Stock split                                          175,000
                                                           ---------

     Balance, December 31, 1994                              350,000
        Options exercised                                          -
        Options granted                                       35,000
                                                           ---------

     Balance, December 31, 1995                              385,000
                                                           =========

The stock options outstanding as of December 31, 1995 totaled 385,000, at prices ranging form $2.25 to $3.25 per share, with 345,000 exercisable as of December 31, 1995 and 40,000 exercisable during the following periods:

                                                             Options
During Year                                                  Becoming
Ending December 31                                         Exercisable
------------------                                         -----------

     1996                                                    30,000
     1997                                                    10,000
                                                             ------

                                                             40,000
                                                             ======

Common stock subscriptions receivable:

On June 22, 1993 certain stockholders and other individuals exercised a portion of their options available under the stock option plan above. In connection therewith, the Company loaned these individuals a total of $221,250 in order to provide the funds to purchase the respective shares of common stock. The notes receivable from the individuals bear interest at 4% and are secured by the respective shares of common stock.

GLOBAL OUTDOORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock split:

In February of 1992, the Board of Directors authorized a one-for-twenty reverse stock split which reduced the number of outstanding common shares from 12,250,435 to 612,521. The par value of the Company's common stock was simultaneously increased from $.001 a share to $.02 a share. All per share amounts for prior years have been restated to give retroactive effect to the reverse stock split.

In August 1994, the Board of Directors authorized a two-for-one forward stock split which increased the number of outstanding shares from 1,920,955 to 3,841,910. The par value of the Company's common stock was not changed.

NOTE 6.  COMMITMENTS AND RELATED PARTY TRANSACTIONS

The Company is leasing its administrative facilities from a stockholder under a month-to-month lease agreement requiring monthly rent payments of $4,000 from January to March and $5,000 the remaining months of the year. Rent expense totaled $57,000 for the year ended December 31, 1995 and $48,000 for 1994. The company holds the building as security on the stockholder note receivable and accordingly, the rent commitment extends through the term of the note. The total rent commitment at December 31, 1995 is ten years or $600,000.

The Company receives management fees from lost Dutchman's Mining Associations, Inc., a nonprofit corporation related through common directors. Management fees totaled approximately $30,000 and $25,000 for the years ended December 31, 1995 and 1994 respectively.

The Company receives interest on the stockholder receivable. Interest on the receivable totaled approximately $21,000 and $28,000 for the years ended December 31, 1995 and 1994, respectively. The Company initiated an agreement with one of its directors during 1994 to receive legal services on a monthly basis. The agreement calls for the Company to pay the director a monthly retainer in the amount of $5,000. In the event that services rendered by the director on behalf of the Company exceed $5,000 in any given month, the agreement calls for the director to receive shares of the Company's common stock at its then current fair market value as payment for the services in excess of $5,000.

NOTE 7.  INCOME TAXES

A reconciliation of income tax expense to the amount computed by applying statutory income tax rates to earnings before income taxes is as follows:

                                                1995                      1994
                                             ---------                  --------

      Federal income tax                     $ (22,952)                 $212,643
      State income tax, net                     (7,630)                   48,000
                                             ---------                  --------
                                             $ (30,582)                 $260,643
                                             =========                  ========



GLOBAL OUTDOORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Due to the immateriality of deferred taxes, the individual components of deferred taxes have not been included in this footnote pursuant to FAS 109. The breakdown of the income tax expense between current and deferred are as follows:




                                               1995                 1994
                                            ---------             --------
      Current                               $      --             $133,291
      Deferred                                (30,582)             127,352
                                            ---------             --------

                                            $ (30,582)            $260,643
                                            =========             ========

NOTE 8.  BUSINESS COMBINATION

On February 10, 1995, the Company effected a business combination with GPAA by exchanging 2,500,000 shares of its common stock for all of the common stock of GPAA. GPAA was 100% owned by the majority stockholders of the Company. The agreement also calls for an additional 1,500,000 shares of commons stock to be issued if certain earnings or valuation levels are attained. The principal business of GPAA is the sales of memberships in a gold prospecting club. The GPAA also generates revenue from advertisers in a bimonthly magazine, through satellite and cable television programming d/b/a The Outdoor channel and through merchandise sales. The combination was accounted for in manner similar to a pooling of interests. GPAA previously had a year-end of February 28 and as a result of the combination has adopted a December 31 fiscal year-end. The income and cash flows for two months ended February 28, 1994 are included in both of the twelve months ended December 31, 1995 and 1994. The duplication of the income for these two months totals $21,667 and is eliminated in the statement of retained earnings.

NOTE 9.  LEASE AGREEMENTS

During the year ended 1995, the Company entered into several operating lease agreements. Satellite equipment was leased under terms of an operating lease agreement that expired on November 30, 1995 and requiring monthly payments of $75,000. Satellite equipment is now being used under terms of an operating lease agreement expiring on March 1, 1999 and requiring monthly payments ranging from $115,000 for the first year with the monthly amount increasing $10,000 per year. The agreement contains an option to lease the satellite for an additional two years with the monthly payments increasing an additional $10,000 each year. The Company currently has a deposit on the satellite equipment of $270,000. This consists of a $45,000 deposit and three prepaid rent checks of $75,000 each.

Equipment is being leased under three separate operating lease agreements expiring at various dates through February 2000. Monthly payments on the three agreements total approximately $2,300.

The total minimum rental commitment under these operating lease agreements due in future years as follows: 1996 $1,367,642; 1997 $1,513,609; 1998 $1,633,609;
1999 $158,609; 2000 $1,967 (total $4,675,436).

GLOBAL OUTDOORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10.  SUBSEQUENT EVENTS

Subsequent to year-end, the Company purchased 130 acres of land in North Carolina. This land will be used for gold mining camps. The purchase price of the land was $250,000. A down payment of $50,000 was made. Interest only payments are due each month with a $50,000 balloon payment due on January first of each year until paid off.

Also subsequent to year-end, the Company began producing and airing a gold prospecting show on TNN. The first show aired on January of 1996. During 1995 the Company paid $363,436 in expenses to produce the show. Since the show did not air until 1996, these costs were set up in the current asset called prepaid expenses.

NOTE 11.  CASH CONCENTRATION RISK

The Company has approximately $250,000 and $147,000 in two separate financial institutions on December 31, 1995 and approximately $288,000 and $194,000 in two separate financial institutions on December 31, 1994. Deposits at a financial institution in excess of $100,000 are not insured.

NOTE 12.  EARNINGS PER SHARE

Earnings per share are based on the weighted average number of common and common equivalent shares outstanding during the year. In 1995 and 1994, the weighted average number of shares for computing primary earnings per share were 4,087,678 and 3,937,704 respectively.

GLOBAL OUTDOORS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
NOTE 13.  BUSINESS SEGMENT INFORMATION

Business segment information is summarized as follows:

                                                                                          Additions to
                                                                          Depreciation     Property,
                                                                           and Cost of    Equipment &
                                        Income Before                       Membership     Leasehold
                         Revenues       Income Taxes          Assets           Sold       Improvements
                        ----------      ------------        ----------       --------     ------------

 1994
  Alaska trip
  income                $  981,671       $   438,913        $1,585,302       $100,852       $189,478
  The Outdoor
     Channel               167,148          (426,187)           69,033          5,811             --
  Membership
     sales of
     recreational
     prospecting
     and mineral
     rights and
     merchandise
     sales               2,967,758         1,995,960         1,212,968             --        134,062
Corporate                  268,526        (1,322,784)        1,210,482         41,337         38,228
                        ----------       -----------        ----------       --------       --------


                        $4,385,102       $   685,902        $4,077,785       $148,000       $361,768
                        ==========       ===========        ==========       ========       ========


                                                                                            Additions to
                                                                             Depreciation    Property,
                                                                              and Cost of   Equipment &
                                          Income Before                       Membership     Leasehold
                          Revenues        Income Taxes          Assets           Sold       Improvements
                        -----------        -----------        ----------       --------     ------------
 1995
  Alaska trip
  income                $   673,161        $   315,591        $1,550,052       $ 81,000       $ 45,750
  The Outdoor
     Channel                314,958           (816,637)          562,915         21,306        135,189
  Membership
     sales of
     recreational
     prospecting
     and mineral
     rights and
     merchandise
     sales                3,157,971          1,648,575         1,522,230             --        222,158
Corporate                   194,877         (1,228,008)        1,817,180         35,500         69,912
                        -----------        -----------        ----------       --------       --------

                        $ 4,340,967        $   (80,479)       $5,452,377       $137,806       $473,009
                        ===========        ===========        ==========       ========       ========

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDERS OR ANY OF THE SELECTED BROKER-DEALERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF THE COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                                   TABLE OF CONTENTS

                                                                      PAGE
                                                                      ----
Prospectus Summary....................................................  3
Risk Factors..........................................................  5
Use of Proceeds....................................................... 10
Price Range of Common Stock........................................... 10
Dividend Policy....................................................... 11
Capitalization........................................................ 11
Selected Financial Data............................................... 12
Management's Discussion and Analysis of
  Financial Condition and Results of Operations....................... 13
Business.............................................................. 18
Properties............................................................ 26
Management............................................................ 29
Security Ownership of Certain Beneficial
  Owners and Management............................................... 36
Description of Securities............................................. 37
Shares Eligible for Future Sale....................................... 39
Plan of Distribution.................................................. 40
Legal Matters......................................................... 41
Experts............................................................... 41
Additional Information................................................ 41
Index to Financial Statements......................................... 42

   UNTIL ____________, 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.




                              GLOBAL OUTDOORS, INC.



                                  625,000 UNITS
                                  CONSISTING OF
                           TWO SHARES OF COMMON STOCK
                             AND ONE CLASS F WARRANT





                                   PROSPECTUS











                                 ________, 1997

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   Section 10.06.490 of the Alaska Corporations Code provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with specified actions or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable for negligence or misconduct in the performance of the person's duty to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

   The Selected Broker-Dealer Agreement to be filed as Exhibit 1.3 to this Registrant Statement provides for indemnification by the Selected
Broker-Dealers of the Registrant and its officers and directors for certain liabilities arising under the Securities Act, or otherwise.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The following table sets forth all expenses, other than the underwriting discounts and commissions and the non-accountable expense allowance, payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts are estimates except for the registration fee and the NASD filing fee.



      Registration fee.............................. $   3,104.75
      NASD filing fee...............................     1,327.50
      Blue sky qualification fees and expenses......    10,000.00
      Printing and engraving expenses...............    25,000.00
      Legal fees and expenses.......................   125,000.00
      Accounting fees and expenses..................    15,000.00
      Transfer agent and registrar fees.............    10,000.00
      Miscellaneous.................................    60,567.75
                                                      -----------
          Total.....................................  $250,000.00
                                                      ===========


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

      Since August 2, 1993, the Registrant has sold and issued the following unregistered securities pursuant to an exemption under the Securities Act:

      1. In August 1993, options to purchase 45,000 shares of Common Stock were exercised by certain key officers and employees at prices ranging from $2.25 to $2.50 per share. The exercise of all such options was deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act.

      2. In August 1993, the Registrant issued 4,650 shares of Common Stock at approximately $2.25 per share to persons who performed various services for the Company. The issuance of all such Common Stock was deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act.

      3. In September 1994, the Registrant issued 1,000 shares of Common Stock at $3.00 per share to consultants who performed various services for the Company. The issuance of all such Common Stock was deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act.

      4. In January 1995, the Registrant issued 22,.667 shares of Common Stock at $3.00 per share to consultants who performed various services for the Company. The issuance of all such Common Stock was deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act.

      5. In February 1995, the Registrant issued 2,500,000 shares of Common Stock at $3.50 per share to the owners of Gold Prospector's Association of America, Inc. ("GPAA") in exchange for all the stock of GPAA. The issuance of all such Common Stock was deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act.

      6. In March 1995, the Registrant issued 563 shares at $4.00 per share to an individual to repurchase a lease lot sold to him in 1986. The issuance of all such Common Stock was deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act.

      7. In August 1995, the Registrant issued 2,000 shares of Common Stock at $3.75 per share to a consultant who performed various services for the Company. The issuance of all such Common Stock was deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act.

      8. In August 1995, the Registrant granted options subject to conditions to purchase 230,000 shares of Common Stock at an exercise price of $3.25 to a public relations firm under the Registrant's 1995 Stock Option Plan. The grant of such options was deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act.

      9. In September 1995, the Registrant granted options to purchase 15,000 shares of Common Stock at an exercise price of $3.25 to a consultant under the Registrant's 1995 Stock Option Plan. The grant of such options was deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act.

      10. In October and November 1995, the Registrant issued 2,440 shares at $4.00 per share to individuals to repurchase a lease lot sold to them in approximately 1986. The issuance of all such Common Stock was deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act.

      11. In January 1996, the Registrant consummated a private placement of 110,984 Units for cash, each Unit consisting of two shares of Common Stock of the Company and one Class E Warrant to purchase one share of Common Stock, at price of $7.50 per Unit, or an aggregate price of $832,380. The sale of the Units was deemed to be exempt from registration under the Securities Act by virtue of Rule 505 promulgated under Section 3(b) of the Securities Act.

      12. In January 1996, the Registrant granted options to purchase 125,000 shares of Common Stock at an exercise price of $3.50 to a key officer under the Registrant's 1995 Stock Option Plan. The grant of such options was deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act.

      13. In April 1996, the Registrant issued 375 shares at $4.00 per share to individuals to repurchase a lease lot sold to them in approximately 1986. The issuance of all such Common Stock was deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act.

      14. In May 1996, the Registrant granted options to purchase 10,000 shares of Common Stock at an exercise price of $3.50 to a key officer under the Registrant's 1995 Stock Option Plan. The grant of such options was deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act.

      15. In July 1996, the Registrant issued 1313 shares at $4.00 per share to individuals to repurchase a lease lot sold to them in approximately 1986. The issuance of all such Common Stock was deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act.

      16. In July 1996, the Registrant authorized the issuance of 11,800 shares of Common Stock at $4.00 per share to persons who performed various services for the Company. The issuance of all such Common Stock was deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act.

      17. In September 1996, the Registrant issued 1,500 shares to an individual for certain work he performed in removing stumps at the Registrant's Oconee, South Carolina property. The issuance of all such Common Stock was deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act.

      18. In December 1996, the Registrant issued 6,580 shares of Common Stock at $4.75 per share to consultants who performed various services for the Company. The issuance of all such Common Stock was deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act.

      The foregoing information has been adjusted to reflect a (i) two-for-one stock split of the Common Stock effected September 12, 1994 and (ii) one-for-twenty reverse stock split of the Common Stock effected March 4, 1992.

ITEM 27.  EXHIBITS.

The following is a list of exhibits filed as a part of this Registration
Statement:



                                                                                        SEQUENTIAL
EXHIBIT                                                                                    PAGE
NUMBER                       DESCRIPTION OF DOCUMENT                                      NUMBER
------                       -----------------------                                      ------

  1.1             Form of Underwriting Agreement by and among the Registrant and Underwriters. (5)
  1.2             Form of Fund Escrow Agreement. **
  1.3             Form of Selected Broker-Dealer Agreement. **
  3.1             Articles of Incorporation of Registrant, as amended. (2)
  3.2             Bylaws of Registrant. (2)
  3.3             Articles of Incorporation of Registrant, as amended. (6)
  4.1             Form of Selected Broker-Dealer Warrant Agreement by and between the
                    Registrant and Selected Broker-Dealers **
  4.2             Form of Class F Warrant Agreement by and between the Registrant and American Securities Transfer and Trust, Inc. **
  5.1             Opinion of Richard K. Dickson II, Esq (6)
 10.1             Agreement and Plan of Reorganization dated February 10, 1995, by and between the Registrant and Gold Prospector's Association of America, Inc. (3)
 10.2             Employment Contract dated October 16, 1995, between the
                    Registrant and Christopher B. Forgy. (4)
 10.3             1995 Stock Option Plan. (4)
 21.1             Subsidiaries of the Registrant. (6)
 23.1             Consent of Richard K. Dickson II, Esq. (included in the
                    opinion filed as Exhibit 5.1).
 23.2             Consent of Kenneth E. Walsh, Certified Public Accountant. **
 24.1             Power of Attorney (included on page II-5).



**    Filed herewith.

(1)   To be filed by amendment.
(2) Previously filed as an Exhibit to the Registrant's Registration Statement on Form S-1 as filed with the Securities and Exchange Commission, Registration No. 33-0074499.
(3) Previously filed as an Exhibit to the Registrant's Current Report on Form 8-K dated February 13, 1995, as filed with the Securities and Exchange Commission.
(4) Previously filed as an Exhibit to the Registrant's Current Report on Form 10-KSB dated December 31, 1995, as filed with the Securities and Exchange Commission.
(5)   Deleted.

(6) Previously filed as Exhibit to this Registration Statement filed on Form SB-2 on January 27, 1997.

ITEM 28.  UNDERTAKINGS.

      The small business issuer (the "Registrant") hereby undertakes the following:

      (1) To provide to the Selected Broker-Dealers at the closing specified in the Selected Broker-Dealer Agreement certificates in such denominations and registered in such names as required by the Selected Broker-Dealers to permit prompt delivery to each purchaser.

      (2) For deterprospecting any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

      (3) For deterprospecting any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new Registration Statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

       In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorizes this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Temecula, State of California, on the 29th day of January, 1997.


                                   GLOBAL OUTDOORS, INC.


                                   By:   /s/ Perry T. Massie
                                      -----------------------------------------
                                         Perry T. Massie,
                                         Chief Executive Officer, President and
                                         Chairman of the Board of Directors
                                         (Principal Executive Officer)


                                POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Perry T. Massie and Richard K. Dickson II, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, with all exhibits thereto and other documents in connection therewith, and to file the same with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

      In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.



         SIGNATURE                           TITLE                          DATE
         ---------                           -----                          ----
/s/ Perry T. Massie             Chief Executive Officer, President         January 29, 1997
---------------------------   and Chairman of the Board of Directors
Perry T. Massie                   (Principal Executive Officer)



/s/ Thomas H. Massie            Executive Vice President, Secretary        January 29, 1997
---------------------------                and Director
Thomas H. Massie


/s/ Richard K. Dickson II          Senior Vice President, General          January 29, 1997
---------------------------             Counsel and Director
Richard K. Dickson II


/s/ David M. Ashwood                 Chief Financial Officer and           January 29, 1997
---------------------------                General Manager
David M. Ashwood             (Principal Financial and Accounting Officer)


                                  EXHIBIT INDEX


                                                                                        SEQUENTIAL
EXHIBIT                                                                                    PAGE
NUMBER                       DESCRIPTION OF DOCUMENT                                      NUMBER
------                       -----------------------                                      ------


  1.1             Form of Underwriting Agreement by and among the Registrant and Underwriter. (5)
  1.2             Form of Fund Escrow Agreement. **
  1.3             Form of Selected Broker-Dealer Agreement. **
  3.1             Articles of Incorporation of Registrant, as amended. (2)
  3.2             Bylaws of Registrant. (6)
  3.3             Articles of Incorporation of Registrant, as amended. (6)
  4.1             Form of Selected Broker-Dealer Warrant Agreement by and between the
                    Registrant and Selected Broker-Dealers **
  4.2             Form of Class F Warrant Agreement by and between the Registrant and American Securities Transfer and Trust, Inc. **
  5.1             Opinion of Richard K. Dickson II, Esq. (6)
 10.1             Agreement and Plan of Reorganization dated February 10, 1995, by and between the Registrant and Gold Prospector's Association of America, Inc. (3)
 10.2             Employment Contract dated October 16, 1995, between the
                    Registrant and Christopher B. Forgy. (4)
 10.3             1995 Stock Option Plan. (4)
 21.1             Subsidiaries of the Registrant. (6)
 23.1             Consent of Richard K. Dickson II, Esq. (included in the
                    opinion filed as Exhibit 5.1).
 23.2             Consent of Kenneth E. Walsh, Certified Public Accountant. **
 24.1             Power of Attorney (included on page II-5).


**    Filed herewith.

(1)   To be filed by amendment.
(2) Previously filed as an Exhibit to the Registrant's Registration Statement on Form S-1 as filed with the Securities and Exchange Commission, Registration No. 33-0074499.
(3) Previously filed as an Exhibit to the Registrant's Current Report on Form 8-K dated February 13, 1995, as filed with the Securities and Exchange Commission.
(4) Previously filed as an Exhibit to the Registrant's Current Report on Form 10-KSB dated December 31, 1995, as filed with the Securities and Exchange Commission.
(5)   Deleted.

(6) Previously filed as Exhibit to this Registration Statement filed on Form SB-2 on January 27, 1997